Blue Sphere Corporation 8-K

Exhibit 10.1

Dated: 4 December 2017 (1) Blue Sphere Brabant B.V. (2) Anaergia B.V.
turnkey AGREEMENT FOR the design, construction and delivery of a Biogas plant

TABLE OF ARTICLES

1.      DEFINITIONS AND INTERPRETATION

2.      SUBJECT OF THE AGREEMENT

3.      AUTHORITY

4.      CONTRACTOR’S REPRESENTATIONS AND WARRANTIES

5.      GENERAL OBLIGATIONS AND AUTHORITY OF THE PARTIES

6.      CONTRACT PRICE

7.       INVOICING AND PAYMENT

8.       TIME

9.       CHANGES AND ADDITIONAL WORK

10.     ADDITIONAL CONTRACTOR’S DUTIES

11.     PRINCIPAL’S DUTIES

12.     COMMISSIONING AND DELIVERY

13.     WARRANTIES

14.     PARTIES LIABILITY

15.     PRINCIPAL’S LIABILITY

16.     INTELLECTUAL PROPERTY RIGHTS

17.     CONFIDENTIALITY

18.     HEALTH AND SAFETY

19.     FORCE MAJEURE

20.     VALIDITY AND TERMINATION OF AGREEMENT

21.     FINANCE

22.     INDEPEDENT CONTRACTOR

23.     ASSIGNMENT OF RIGHTS

24.     CHANGES TO THE AGREEMENT

25.     SEVERABILITY

26.     ENTIRE AGREEMENT

27.     CONDITION PRECEDENT

28.     NOTICES

29.     ARBITRATION, JURISDICTION AND APPLICABLE LAW

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Annexes to this Agreement

The following Annexes are integral components of this Agreement, and all references to this Agreement shall include all Annexes.

Annex 1	–	Scope of Work
Annex 2	–	Flow chart
Annex 3	–	Preliminary Plans and Specifications
Annex 4	–	List of permits
Annex 5	–	Biogas description
Annex 6	–	Laboratory analysis of the substrates and related procedures
Annex 7	–	Workflow Plan
Annex 8	–	Schedule of Values
Annex 9	–	Insurance certificates
Annex 10	–	Responsibility Matrix
Annex 11	–	Health and safety
Annex 12	–	Performance bonds
Annex 13	–	Guarantee
Annex 13A	–	Certificate of Final Completion
Annex 13B	–	Certificate of Mechanical Completion
Annex 13C	–	Certificate of Biogas Substantial Completion
Annex 13D	–	Certificate of Substantial Completion
Annex 14	–	Table of Quality and Quantity Substrates Deviances
Annex 15	–	Form of Performance Guarantee Agreement
Annex 16	–	Reviewable Design Documents (RDD)
Annex 17	–	Form of Service, Maintenance and Operation Agreement
Annex 18	–	Testing Protocols
Annex 19	–	Form of Consent with Lender regarding Collateral Assignment
Annex 20	–	Form of discharge of payment
Annex 21	–	Lender’s Minimum Insurance Requirements
Annex 22	–	Full Notice to Proceed
Annex 23	–	Ramp Up Schedule
Annex 24	–	GOA
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This Turnkey Agreement for the Design, Construction and Delivery of a Biogas Plant is made on 4 December 2017

BETWEEN

(1)	Blue Sphere Brabant B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated pursuant to the laws of the Netherlands, with its business address at Singel 250, 1017AB Amsterdam, registered with the Dutch Chamber of Commerce under registration number 66863643 (“Principal”); and

(2)	Anaergia B.V. a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated pursuant to the laws of the Netherlands, with its registered office at Zwollestraat 2 b, Oldenzaal, NL 7575 EP, the Netherlands, registered with the Dutch Chamber of Commerce under registration number 818914324 (“Contractor “),

(the Principal and the Contractor hereinafter each referred to as a “Party” and together the “Parties”),

WHEREAS

A.	The Principal desires to have a Biogas plant with an upgraded Biomethane design output capacity of 24,000.000 Nm3/year or respectively 2,923Nm³/h to be supplied and built at the Site and engages the Contractor to perform the obligations described in Article 2.1 hereof;

B.	the Contractor declares that it has the appropriate know-how, experience and skills to supply, design, engineer, procure, assemble, build and commission such a Biogas plant at the Site on a turnkey basis in compliance with Applicable Law (as defined below) and the terms and conditions of this Agreement;

C.	the Parties have agreed to define their common obligations regarding the supply and building of such Biogas plant within the scope of this Agreement,

NOW, THEREFORE the Parties have agreed as follows:

1.	DEFINITIONS AND INTERPRETATION
1.1	In this Agreement specific words and expressions shall have the meaning given to them in the following Definitions and as otherwise stated in the Agreement.

“Agreement” means this Turnkey Agreement for the Design, Construction and Delivery of a Biogas Plant between Principal and Contractor, together with all annexes and attachments hereto (each of the foregoing, as amended, supplemented and modified from time to time in accordance with the terms hereof);

“Applicable Law” means all laws, regulations, orders, rules, directions, judgments, and directives in force from time to time, which in any way affects or impinges upon any of the matters relating to the Plant or the Work;

“Biogas Substantial Completion” means that, and shall be deemed to have occurred when the Plant has been constructed, successfully tested and commissioned such that, among other things: (a) the Plant (i) is operating within all the specified parameters in the Construction Documents (other than gas generation requirements) and has satisfied all conditions precedent set forth in Article 12.7.1 hereof, (ii) has achieved Mechanical Completion, (iii) has all Permits and Related Rights and (iv) is operating and generating the Minimum Gas Amount as evidenced by Successful Completion of the applicable Performance Tests; (Biogas Substantial Completion shall not occur until a Certificate of Biogas Substantial Completion has been executed by all appropriate parties, including Lender’s Engineer);

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“Biogas Final Completion” means that, and shall be deemed to have occurred when (i) the punch list has been cleared, (ii) the Plant has all Permits and Related Rights, (iii) the Plant is operating and generating the specified output pursuant to the Construction Documents and the GOA and is supplying upgraded Biogas to the Gas Purchaser in full accordance with the GOA, including satisfaction of the requirements of Commercial Operation; and (iv) Principal shall have received from Contractor satisfactory evidence that all payrolls, bills, and other costs and expenses relating to the work performed under the Construction Documents have been paid or otherwise satisfied (including lien waivers and releases, from every Subcontractor and every other Person who provided labor, material, equipment or supplies for the work or the Plant;

“Biogas “ means the gas generated in the digesters prior to biogas upgrading;

“Biomethane” means the upgraded Biogas to be generated from the Plant and supplied to the grid of the Gas Purchaser with a designoutput capacity of 24,000,000Nm3/year or respectively 2,923Nm³/h and a quality as described in Annex 5;

“Biogas Substantial Completion Date” means the date the Biogas Plant’s Ownership is transferred to the Principal and the Certificate of Biogas Substantial Completion isexecuted by all parties, including Lender’s Engineer;

“Certificate of Final Completion” means a Certificate of Final Completion, substantially in the form shown on Annex 13A, which is executed and delivered by Contractor and countersigned by Principal and Lender’s Engineer in accordance with the terms of this Agreement;

“Certificate of Mechanical Completion” means a Certificate of Mechanical Completion, substantially in the form shown on Annex 13B which is executed and delivered by Contractor and countersigned by Principal and Lender’s Engineer in accordance with the terms of this Agreement;

“Certificate of Biogas Substantial Completion” means a Certificate of Biogas Substantial Completion, substantially in the form shown on Annex 13C, which is executed and delivered by Contractor and countersigned by Principal and Lender’s Engineer in accordance with the terms of this Agreement;

“Certificate of Substantial Completion” means a Certificate of Substantial Completion, substantially in the form shown on Annex 13D, which is executed and delivered by Contractor and countersigned by Principal and Lender’s Engineer in accordance with the terms of this Agreement;

“Change Order” has the meaning given to it by Article 9;

“Commercial Operation” means that, and shall be deemed to have occurred when, the Plant has achieved commercial operation, as such term is defined in the GOA. This is to happen after the plant received biogas substantial completion, payments are up to date and liquidated damages have been suspended;

“Commissioning” has the meaning given to it by Article 12.5;

“Commissioning Date” has the meaning given to it by Article 12.5;

“Confidential Information” means all information disclosed, whether or not designated, marked or stamped as confidential, by each Part to the other Part, orally or in writing, embodying or concerning the disclosing Part’s business (or its parent or subsidiary companies’), business plans, investments, equity ownership, customers, strategies, trade secrets, inventions, discoveries, developments, improvements, intellectual properties, manufacturing processes, distributors, operations, records, financial information, assets, technology, software source code and object code, or other data and information that reveals the processes, methodologies, technology or know how by which each Part’s (and their respective parent or subsidiary companies’) existing or future products, services, applications and methods of operation are developed, conducted or operated;

“Construction Documents” means (1) all contracts between Principal and Contractor or any Subcontractor, including this Agreement, (2) any subcontracts with Subcontractors, material men, laborers, or any other person for performance of work on the Plant or the delivery of materials to the Plant, and all amendments, modifications and supplements with respect to the foregoing documents and any replacements, renewals, extensions or restatements thereof, and any substitutes therefore, in whole or in part;

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“Contractor” means the person named as the Contractor on page 1 of this Agreement;

“Contract Price” means the lump sum contract price as detailed under Article 6.1 of this Agreement and as the same may be varied from time to time in accordance with this Agreement;

“Defect Notice” a written notice from the Principal to the Contractor which includes details of any defect, default or malfunction in the Plant;

“Delay Liquidated Damages” means the amount of EUR 160,000 (one hundred sixty thousand Euros); that Contractor will pay to Principal for each week that Contractor fails to achieve Substantial Completion after the Substantial Completion Guaranteed Date; provided, however, that delay due by Events of Force Majeure or acts or omissions of Principal, or entities or individuals under Principal’s control, in violation of express obligations in this Agreement (including Principal’s failure to provide the Plant with Sufficient Substrates) will not be counted against Contractor. Delay Liquidated Damages will be the Principal’s sole and exclusive remedies for Contractor’s failure to achieve Substantial Completion by the Substantial Completion Guaranteed Date (Contractor and Principal each agree that the foregoing sets forth a reasonable amount and reasonable formula for calculation of liquidated damages in light of the anticipated harm caused by such delay; that such harm would otherwise be difficult or impossible to calculate or ascertain; and that the foregoing consists of liquidated damages and not of a penalty.

The Liquidated Damages are capped to an aggregate maximum of 10% of the value of the Agreement. Liquidated Damages can be applied against delay in the Work and/or failure to meet Performance. In the event that the liquidation damage cap is reached and the Plant or Work is still not compliant the Principal can claim against the Performance Bond provided by the Contractor;

“Delivered Objects” means all the materials and works to be supplied by the Contractor to the Principal in accordance with this Agreement;

“Effective Date” means the date Principal informs Contractor in writing that it has signed a Construction Finance Agreement with the Lender;

“Equipment” means the equipment described in the Works Description attached hereto as Annex 1;

“Event of Force Majeure” means any occurrence, other than (a) the financial capability of a Party (b) an event caused by the Contractor or any Party over whom it has control, including its Subcontractors or (c) a Party’s ability or inability to sell or to purchase equipment or materials or equivalents thereof or any component thereof to or from a market or customers at any given price, including one that is a more advantageous price, which (i) prevents or delays a Party from performing its obligations under this Agreement (except an obligation to pay any amount) within the time required for the performance of such obligation, (ii) is not due to the fault or negligence of the claiming Party on such occurrence; (iii) at the time of such occurrence, is beyond the reasonable control of the Party required by this Agreement to perform such obligation and such Party is unable to reasonably prevent or provide against such occurrence; and (iv) at the time this Agreement was executed, could not have been reasonably contemplated by the claiming Party on such occurrence; for greater certainty, an Event of Force Majeure shall include, but not be limited to, acts of God such as hurricanes and earthquakes; strikes, lock out or other form of industrial action; outbreak of hostilities; or civil disturbance or acts of terrorism, fire, explosion, flood, theft or malicious damage;

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“Final Completion” means that, and shall be deemed to have occurred when: (a) Substantial Completion has occurred and all conditions precedent to Final Completion set forth in Article 12.9 have been satisfied in full; (b) the Plant is capable of Commercial Operation on a continuous basis; (c) all Punch List Items have been completed (except for such items that Principal agree in writing may be delayed); (d) all warranties, design materials, operation and maintenance manuals, schematics, spare parts lists, design and engineering documents, performance testing data, “as-built” drawings and surveys, and such other items as are required by the Construction Documents and the Service, Operation and Maintenance Agreement have been delivered to Principal; (e) all other duties and obligations of Contractor and Subcontractors under this Agreement have been fully performed; (f) all of the Subcontractor’s personnel, supplies, equipment, waste materials, rubbish and temporary facilities have been removed from the Site; (g) Principal, shall have received from Contractor satisfactory evidence that all payrolls, bills, and other costs and expenses relating to the work performed under the this Agreement have been paid or otherwise satisfied (including lien waivers and releases, from every Subcontractor and every other person who provided labor, material, equipment or supplies for the work or the Plant and provided that Contractor is allowed the opportunity to provide a bond to satisfy any remaining Subcontractor claims); (h) all other requirements in this Agreement with respect to completion of the Plant have been satisfied (Final Completion shall not occur until a Certificate of Final Completion has been executed by all appropriate parties, including Lender’s Engineer);

“Final Completion Guaranteed Date” means the date that is twenty-three (23) months from the Starting Date of Construction as extended due to Events of Force Majeure or delays due to Principal;

“Full Notice to Proceed” means a Full Notice to Proceed, substantially in the form shown on Annex 22, delivered to Contractor in accordance with Article 3.2 of this Agreement;

“Gas Off-taker Agreement (GOA)” means that upgraded Biogas purchase agreement as contained in Annex 24, dated 19 September 2017, between Principal and Gas Purchaser and all Exhibits and Schedules attached or to be attached thereto; each as amended, supplemented, modified, replaced, renewed, extended or restated in accordance with the terms hereof;

“Gas Purchaser” means GasTerra B.V., a company incorporated pursuant to the laws of the Netherlands, with its business address at Stationsweg 1, 9726 AC Groningen, registered with the Dutch Chamber of Commerce under registration number 02089290. It being understood that delay in signing up a Gas Purchaser will not result in a delay imputable to Contractor and all deadlines shall be modified accordingly in the result of a delay from any scheduled due date for such Principal Permits;

“Intellectual Property Rights” shall mean the intangible legal rights, titles and interests evidenced by or embodied in (a) any idea, design, concept, technique, invention, discovery, or improvement thereon, whether or not patentable, but including patents, patent applications and patent disclosures (together with all re- issuances, continuations, continuations-in-part, revisions, extensions, and re-examinations thereof), and (b) any work of authorship, whether or not copyrightable, but including copyrights and any moral rights recognized by law, and (c) all trademarks, trade names, trade dress, trade secrets, know-how and Confidential Information, and (d) any other similar rights, on a worldwide basis;

“Interconnection Agreement” means a certain agreement between Principal and grid operator, to be entered into subsequent to the date hereof, and any and all attachments, exhibits and schedules thereto (each as amended, supplemented and modified from time to time in accordance with the terms thereof) setting forth the terms and conditions under which the Plant will be connected to the distribution grid of a local gas grid operator as well as setting forth the specific local requirements as required by this local gas grid operator;

“Layout” means the flow chart attached at Annex 2;

“Lender” means one or more lenders providing debt financing in relation to Plant and its successors and assigns;

“Lender’s Engineer” means one or more persons hired or contracted by Lender from time to time for purposes of monitoring and verifying, operational and technical aspects under this Agreement;

“Lender Minimum Insurance Requirements” has the meaning given to it by Article 10.3 hereof;

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“Manual” means the manual for operation of the Plant to be provided in accordance with Article 10.2;

“Mechanical Completion” means that, and shall be deemed to have occurred when: (a) construction of the Plant has been completed in accordance with the Plans and Specifications; (b) all Equipment and other components of the Plant has passed all standard and required electrical testing, hypot, megger testing, flushing and pressure testing of piping, and all other applicable testing, per codes and guides, including any applicable Caterpillar Application and Installation Guides; and (c) the Plant is ready to be tested and commissioned (Mechanical Completion shall not occur until a Certificate of Mechanical Completion has been executed by all appropriate parties, including Lender’s Engineer), as may be bifurcated with the consent of the Lender’s Engineer in accordance with Section 12.4 hereof;

“Minimum Gas Amount” means 80% of the design Biomethane flow rate solely used for the Biogas Substantial Completion Milestone;

“Party” means either the Principal or Contractor and “Parties” shall be construed accordingly;

“Payment Amount” means a portion of the Contract Price according to the Schedule of Values for which Contractor shall invoice in accordance with Article 7;

“Performance Guarantee Agreement” means the performance guarantee agreement pursuant to which Contractor guarantees from the Substantial Completion Date a gross annual production of Biomethane and maximum consumption of consumables for a term of twelve years, as measured in accordance with the Agreement in Annex 15;

“Performance Test” means the off-grid and on-grid performance test to be performed on the Plant during the Probation Period as set out in Article 12.6 and in accordance with the terms of Annex 18 Testing Protocols;

“Permitted Changes” means such changes as are consented to by Principal in writing;

“Permits and Related Rights” means all city, county, state, federal, governmental, or other permits, authorizations, tags, licenses, certificates, and any other documents, instruments, agreements, requisite approvals or rights necessary in order to construct the Plant and in order to use and operate the Plant, including environmental, construction, operating and air permits, licenses and other rights;

“Plans and Specifications” means the plans and specifications for the Plant that are referenced in the Construction Documents together with any Permitted Changes;

“Plant” means the Biogas plant to be constructed on the Site and capable of producing upgraded Biomethane with adesign output capacity of 2,923 Nm³/hour or respectively 24,000,000 Nm³/year to be designed, engineered, procured, constructed, tested and commissioned under this Agreement;

“Plant Operational Manager” means the person appointed by the Principal to be the operational manager of the Plant as notified by the Principal to the Contractor;

“Substantial Completion” means that, and shall be deemed to have occurred when the Plant has been constructed, successfully tested and commissioned such that, among other things: (a) the Plant (i) has achieved Biogas Substantial Completion and (ii) is operational and generates the specified output pursuant to the Construction Documents and the GOA and issupplying upgraded Biogas to the Gas Purchaser in full accordance with the GOA, including satisfaction of the requirements of Commercial Operation subject to the employer delivering sufficient quantity and quality of substrate as defined in the contract; (b) a successful operational performance test of the Plant for its intended use shall have been completed demonstrating that Plant performance criteria, have been met and are satisfactory;

(Substantial Completion shall not occur until a Certificate of Substantial Completion has been executed by all appropriate parties, including Lender’s Engineer).

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“Substantial Completion Date” means the date the Plant’s Ownership is transferred to the Principal and the Certificate of Substantial Completion is executed by all parties, including Lender’s Engineer;

“Substantial Completion Guaranteed Date” means the date that is no later than twenty (20) months after the Starting Date of Construction as extended (if applicable) for so long as necessary (i) for the Gas Purchaser to connect the Plant to the grid; (ii) to account for extreme weather conditions during construction and/or due to other Events of Force Majeure; or (iii) to account for or delays due to Principal including Principal’s delay in providing the Plant with Sufficient Substrates. This date coincides with the start of the liquidated damages if the Contractor is late meeting this guaranteed date.

“Principal” means the person named as the Principal on page 1 of this Agreement;

“Principal Permits” it being understood that delay in obtaining Principal Permits will not result in a delay imputable to Contractor and all deadlines shall be modified accordingly in the result of a delay from any scheduled due date for such Principal Permits;

“Probation Period” means the period of 90 days following the Commissioning of the Plant;

“Punch List Items” means, with respect to the Plant, those items of work approved by Principal and Lender’s Engineer, minor in nature, which have not been completed by Contractor as of the date of issuance of the Certificate of Substantial Completion and which are not material to the operation of the Plant in the normal course of business and which can be completed without interfering with the operation of the Plant;

“Retainage” has the meaning given to it by Article 7.7.1.;

“Schedule of Values” means the schedule of the components of the Contract Price which is attached hereto as Annex 8;

“Service, Maintenance and Operation Agreement” means the agreement between the Principal and an affiliate of Contractor for the services, maintenance and operation in respect of the Plant in the form attached hereto as Annex 17;

“Site” means the business premises (hereinafter called “rented property “) consisting of c. 20,000 sq.m. (partly) metalled outdoor area, located at Pastoor P. Thijssenlaan 41-43 in Sterksel, entered in the land register as municipality of Heeze-Leende, section H number 1193 (in part);

“Stand-By Costs” means the monies that shall be owed by the Principal to the Contractor in the event that they are delayed, suspended or otherwise hindered from carrying out the Works due to the fault, failure or liability of the Principal as defined variously within the Agreement. The Contractor shall be entitled to all reasonable, substantiated costs resulting from these events including, but not limited to; labour, plant/equipment hire, fuel/utility charges, consumables, insurances and overheads. The Contractor shall be required to provide evidence of incurred costs and shall be entitled to apply a 12% mark-up on all costs.

“Starting Date Of Construction” means the date on which construction is commenced, which must be within 15 days following delivery by the Principal of the Full Notice to Proceed (so long as it is legally permissible for the Contractor to commence the Work within such period);

“Subcontractor” has the meaning given to it by Article 5.4.1 of this Agreement;

“Successfully Complete” or “Successful Completion” means with respect to the Performance Test, that (a) the Performance Test was completed in accordance with Annex 19 Testing Protocols and (b) the results from such Performance Test demonstrate that the performance parameters set forth in the Testing Protocols have been achieved;

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“Sufficient Substrates” means substrates having characteristics, ingredients, composition and quantities in line with the recipes defined by Contractor and within the permitted deviances indicated in the provisions of Annex 14 “Table of Quality and Quantity Substrates Deviances”. it being understood that Contractor is not responsible for supply of Substrates and delay in obtaining Sufficient Substrates will not result in a delay imputable to Contractor and all deadlines shall be modified accordingly in the result of a delay from any scheduled due date for such Principal Permits;

“Testing Protocols” means those protocols pursuant to which the Performance Tests shall be carried out as further set forth in Annex 18 to this Agreement (which Testing Protocols shall also include performance parameters that must be met by the Plant in order to achieve Substantial Completion, such as input measures of volatile solids and resulting methane product);

“Turnkey Basis” means the Contractor takes total responsibility for the design and execution of the project. The Contractor carries out all the Engineering, Procurement and Construction (EPC): providing a fully-equipped facility, ready for operation at the “turn of the key”;

“Work” has the meaning set forth in Article 2.1 hereof;

“Works Description” means the Description of the Work as defined in Article 2.2 and attached at Annex 1;

“Working Hours” means from 8 am till 5 pm for vehicle movement outside the buildings otherwise not limited;

“Workflow Plan” means the workflow plan attached at Annex 7 to this Agreement; and

“Working Day” means a day other than a Saturday or Sunday or a day, which is a public or bank holiday in the Netherlands for vehicle movement outside the buildings otherwise not limited.

1.2	In this Agreement, unless the context otherwise requires:
1.2.1	words in the singular include the plural and vice versa and words in one gender include any other gender.
1.2.2	a reference to a statute or statutory provision includes:
1.2.2.1	any subordinate legislation made under it;
1.2.2.2	any repealed statute or statutory provision which it re-enacts (with or without modifications); and
1.2.2.3	any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it whether such statute or statutory provision comes into force before or after the date of this Agreement;
1.2.3	a reference to:
1.2.3.1	any Party includes it’s successors in title and permitted assigns;
1.2.3.2	a “person” includes any individual, firm, body corporate, association or partnership, government or state (whether or not having a separate legal personality);
1.2.3.3	clauses and schedules is to clauses of and schedules to this Agreement and references to sub-clauses and paragraphs are references to sub-clauses or and paragraphs of the clause or schedule in which they appear; and
1.2.3.4	any provision of this Agreement is to that provision as amended in accordance with the terms of this Agreement.
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1.3	Certain Annexes to this Agreement are being provided after execution. Contractor and Principal each: (a) acknowledges and agrees that Lender will require such Annexes to be finalized in form and substance satisfactory to Lender prior to any advance of funds under the loan documents between Principal and Lender; and (b) agrees to cooperate in good faith to finalize such Annexes in a timely manner.
1.4	The Preamble of this Agreement is an integral part thereof.
1.5	The parties declare that they regard this Agreement as a contract for work on goods as referred to in Book 7, Title 12, Section 1 of the Dutch Civil Code.
2.	SUBJECT OF THE AGREEMENT
2.1	The Principal orders from the Contractor and the Contractor agrees to supply, the design, supply, engineering, permitting (as detailed under the Responsibility Matrix - Annex 10), procurement, assembly, construction, installation, commissioning and start-up of the Plant on a turnkey basis at the Site and the training of Principal’s staff in the operation of the Plant, all in accordance with the terms of this Agreement (collectively, the “Work”). With regard to the requirements which are derived from the specific purpose for which the Works will be used, the parties conclude that they have discussed these requirements sufficiently prior to signing this Agreement and that the said requirements are stated in full in this Agreement and its Annexes. The Principal represents and warrants as of the date of the Full Notice to Proceed that it has the right to use the Site and to construct the Plant thereupon. For the avoidance of doubt, it is agreed that the Contractor will not be responsible for any services or equipment to be provided by the Gas Purchaser in respect of interconnection to the grid, which shall be described in the Interconnection Agreement.
2.2	Contractor agrees that the Work shall conform with the Scope of Work in Annex 1, the Layout in Annex 2 and the Preliminary Plans and Specifications in Annex 3.
2.3	The Contractor represents that it has visited and inspected the Site and has observed and become familiar with the local conditions under which the Work is to be performed.
2.4	Precedence
2.4.1	In the event of contradictions between the individual components of this Agreement, the Contractor shall notify the Principal as soon as it becomes aware of such a contradiction, and will seek for an agreed solution with the Principal. If consent is not reached between the Parties, the following order of precedence will apply: (i) this Agreement excluding its annexes, (ii) the Scope of Work in Annex 1, (iii) the Table of Quality and Quantity Substrates Deviances in Annex 14, (iv) the Responsibility Matrix in Annex 10, (v) Plans and Specifications in Annex 3, (vi) the Work Flow Plan in Annex 7 and, to the extent not listed above, the remaining annexes in the order in which they appear in the Table of Annexes on page 3 above.
2.4.2	Changes in the Applicable Law affecting the Work that become effective after the Effective Date of this Agreement may result in changed specifications and a changed Contract Price, as shall be agreed by the Parties. In the event that such changes result in an increase of at least 10% of the Contract Price, the Principal shall have the right to terminate (by written notice within twenty (20) Working Days from receipt of notice from the Contractor) this Agreement due to such price increase, except of an increase of the Contract Price is due to a change order pursuant to Article 9. If the Principal seeks to use its right of termination, the Principal shall reimburse the Contractor for proven expenses incurred to-date, plus 12% of the proven expenses amount as reimbursement of Contractor overhead costs (which reimbursement shall not include the increase being sought under the circumstances described in this paragraph). For the avoidance of doubt, dismantling costs to be incurred by Contractor, if any, shall be paid on top of the Principal’s reimbursement under this Article. If the Principal does not terminate the Agreement in strict accordance with the terms of this paragraph within the specified time, the Parties shall enter into a Change Order reflecting the mutually agreed upon adjustment to the Contract Price and the Schedule of Values. The Workflow Plan shall also be amended to reflect any resulting changes. Notwithstanding anything else to the contrary, if the Parties are unable to agree the amount of increase in Contract Price to reflect changed specifications due to changes in Applicable Law, then the Contractor shall perform such work on a cost-plus basis using a rate of fifteen percent (15%) profit thereon or Principal arranges payment for such changed or additional work from sources other than Lender but only if Principal first obtains the written consent of Lender, not to be withheld or delayed unreasonably.
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3.	AUTHORITY
3.1	Each of the Parties hereby confirms to each other Party that: (i) it has the requisite corporate power and authority to enter into this Agreement, (ii) its board of directors, managing member or general partner, as applicable, has taken all actions required by any Applicable Law to duly and validly authorize and approve the execution and performance by such Party of this Agreement, (iii) no other corporate proceedings on the part of such Party are, or will be, necessary under any Applicable Law to authorize this Agreement, (iv) neither the execution nor the performance by such Party of this Agreement (a) contravenes or conflicts with such Party’s memorandum of association or articles of association or any other governance document, or (b) contravenes or conflicts with or constitutes a violation of any provision of any Applicable Law binding upon or applicable to such Party, (v) no agreement to which such Party is a party prohibits or imposes any constraints on such Party’s power to execute or perform this Agreement or on such Party’s power to become bound by the terms and provisions of this Agreement, and (vi) this Agreement has been duly and validly executed by such Party and assuming the due authorization, execution and delivery by the other Party, constitutes the legal, valid and binding obligations of the Parties, enforceable against each of them in accordance with their respective terms, subject to laws of general application relating to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and rules of law governing specific performance, injunctive relief or other equitable remedies.
3.2.	This Agreement will be valid and in full force from the Effective Date hereof and the Contractor shall be bound to commence the Work in accordance with the terms of this Agreement, including but not limited to the tasks specified under the Responsibility Matrix - Annex 10 hereto. For the avoidance of doubt, upon the later to occur of the Effective Date, the delivery of the documents required pursuant to Article 11.1 hereof, the receipt and execution of the Service, Maintenance and Operation Agreement and the Performance Guarantee Agreement, Principal Permits necessary to commence work, Principal shall deliver a Full Notice to Proceed to Contractor and Contractor shall commence the performance of the Work.
4.	CONTRACTOR’S REPRESENTATIONS AND WARRANTIES

Contractor hereby represents and warrants that:

4.1	Contractor has the knowledge, skill, financial resources, human resources, and experience required for the purpose of performing Contractor’s undertakings pursuant to herein and hereunder and the Contractor shall perform all duties which by the nature of the Agreement are required by law, good faith or usage; the Work shall be carried out by Contractor on a turn-key, lump-sum basis in accordance with the time schedule and performance criteria set forth in this Agreement, subject to adjustments in the Contract Price and to the Substantial Completion Date as may be made from time to time, and in accordance with this Agreement and Applicable Law.
4.2	The consideration with respect to the Plant shall, subject to this Agreement, take into account all risks that may be associated with the Contractor’s duties pursuant to Article 2.1, which based on the Contractor’s experience might be involved in such a project, and such agreed Contract Price represents the Contractor’s acknowledgement of the sufficiency of the consideration for the Work to be provided with respect thereto.
4.3	The Contractor shall, subject to this Agreement, be solely responsible, and shall bear all liabilities, with respect to the Design, Construction, Commissioning, start-up, and performance test of the Plant from the commencement of the Work and until the Substantial Completion Date (including the supply of all necessary information, documents, materials and assistance in the attainment of applicable gas production permits and licenses) with respect thereto.
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4.4	The Contractor shall warn the Principal in writing without delay if the Scope of Work, the Annexes, this Agreement, information provided to the Contractor by the Principal, the land and/or the water put at the Contractor’s disposal by the Principal, goods put at the Contractor’s disposal by the Principal, any variations ordered by the Principal to the Contractor evidently contain or show such faults or defects that the Contractor would be in breach of the requirements of good faith if he were to continue the Work without issuing any warning about such faults or defects.

The contractor will do his best to comply with this responsibility, however if he fails to identify a problem it is acknowledged that he will not be liable for any damaging consequences caused by his failure.

4.5	The characteristics of the Site stated in the documentation provided by the Purchaser, as inspected and assessed by the Contractor and\or by professional experts on its behalf are known to the Contractor, are suitable for the Work and operation of the Plant and for the provision of all other services of the Contractor hereunder. If site conditions are found to vary from those details in the documentation provided by the Purchaser, this shall constitute a Change in the Works and shall be handled in accordance with Clause 9 of the Agreement.
4.6	No proceedings for the bankruptcy, winding up, insolvency, or reorganization of or for any moratorium or scheme of arrangement or any other similar proceedings relating to the Contractor, under any Applicable Law, including according to the country of its incorporation are outstanding, the Contractor is not insolvent or is not expected to become insolvent under the Laws applicable to it according to the country of its incorporation.
4.7	For the purpose of the Agreement, the Contractor shall be required to have domicile in the Netherlands if he is not already established in the Netherlands.
5.	GENERAL OBLIGATIONS AND AUTHORITY OF THE PARTIES
5.1	The Contractor shall exercise the reasonable skill and care to be expected of a prudent contractor undertaking works similar in size, scope, nature and complexity to the Work in performance of, and Contractor shall perform, all of the following:
5.1.1	Check all existing Permits (such as Building Permit, Environmental Permit, Geotechnical Report and any other Permit shared by the Employer prior to contract signature) and Related Rights with regard to the Plant and determined that the Contractor is able to construct and perform the Work with respect to the the Plant in line with the existing Permits and Related Rights. If site conditions are found to vary from those details in the documentation provided by the Purchaser, this shall constitute a Change in the Works and shall be handled in accordance with Clause 9 of the Agreement.
5.1.2	The Contractor and its Subcontractors are responsible to obtain all permits and related rights for construction works of the plant.
5.1.3	Apply for and obtain the additional Permits and Related Rights and/or any amendments of Permits and Related Rights required for the Work and operation of the Plant.
5.1.4	Prepare all documents and\or plans as required in order to perform the construction work and all its other obligations under this Agreement, and submit all required material and applications, for the purpose of obtaining the Permits and Related Rights, through qualified personnel or advisers and in such quality that is required for the obtainment of the Permits and Related Rights and the Contractor shall maintain at all times at its own expense the Permits and Related Rights that are required for the performance of the construction work under Applicable Law.
5.1.5	Take all required safety precautions and measures pursuant to Applicable Law with respect to the performance of Contractor’s undertakings pursuant to this Agreement. The Contractor shall be responsible for the compliance with safety, security and health regulations, all in accordance with Applicable Law. The Contractor shall be considered to be cognizant of all statutory regulations and government orders relating to his Work, in so far as these are in force on the day upon which he submitted his tender. The consequences attached to compliance with the said regulations and orders shall be for the Contractor’s account. The consequences of compliance with any regulations of a special nature shall be for the Contractor’s account, unless it must reasonably be assumed that he was not required to have knowledge of such regulations.
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5.1.6	Complete the Work in the Site as explicitly specified under this Agreement in an efficient and professional manner, promptly following receipt of any and all Permits and Related Rights that are required in full and timely accordance with the Workflow Plan, subject to adjustments as provided in this Agreement and good industry practice.
5.1.7	Throughout the entire construction period, be fully responsible for all parts and components, which are delivered to the Site and carry out any action reasonably required for the safekeeping, security, storage, retrieving and cataloguing thereof.
5.1.8	Transfer the Plant to the Principal subject to, and in accordance with, the terms and provisions of this Agreement and in accordance with the specifications set forth in this Agreement.
5.1.9	Remove from the Site, within a reasonable time following the Substantial Completion Date, any instrument, material, part, component, and\or any other object located in the Site, which was brought to the Site by Contractor and\or any person on its behalf, including Subcontractors, and which does not form part of the Plant pursuant to the specifications documents, in such manner that will enable the proper activation and commercial operation of the Plant pursuant to this Agreement, to the satisfaction of the Principal.
5.1.10	Until the Substantial Completion Date, Contractor will (i) perform the Work related to the start-up and commissioning of the Plant, including, but not limited to, feeding-in the substrates (and inoculum) that are supplied by Principal, (ii) arrange and pay for the provision of electricity, water, fire protection, sewage and waste disposal services related to the performance of the Work or any other obligations of Contractor hereunder. (iii) bear and pay 100% of the costs of the Plant and the Work (such as electricity, water, natural gas if needed, wastewater disposal, construction waste disposal and other construction related costs, fuel, consumables). For the avoidance of doubt, Substrate supply during ramp-up will be supplied by the Employer to the Contractor free of charge according to a ramp-up schedule which will be prepared by the Contractor (in the format as attached as Annex 23). In this connection, it is agreed and understood that (i) Principal shall not be required to participate in or incur any cost or expense in respect of the Plant or the Work (with the exception of any specific provision stated in this Agreement) until Substantial Completion has been achieved and (ii) Contractor shall be entitled to receive any and all revenues to be generated from or in respect of the Plant until the Substantial Completion Date. Principal shall promptly remit to Contractor any such revenue
5.1.11	Perform ongoing quality tests in accordance with the Testing Protocols, with respect to the works carried out thereby and\or by any Subcontractor in accordance with the provisions of this Agreement
5.1.12	Carry out the Work in compliance with Applicable Law. The Contractor shall also comply with all of its requirements set out in Annex 7.
5.1.13	If the Contractor or its affiliate is not or ceases to be the party operating the Plant pursuant to the Service, Maintenance and Operation Agreement, provide the Principal and its personnel (up to 5 people) with training and instruction enabling them to fully and safely operate the Plant after the Substantial Completion Date in compliance with Applicable Law and to perform the Operation Services as such term is defined in the Service, Maintenance and Operation Agreement. Such training shall be at Contractor’s expense, last up to three months and fully take place either prior to the Substantial Completion Date or prior to the date on which Contractor ceases to be the party operating or to operate the Plant (whichever the case may be).
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5.1.14	Provide the Principal with detailed instructions necessary for the proper and safe use of any materials and/or equipment and/or components supplied and/or used in the Plant and which are necessary to ensure the proper and safe operation of the Plant.
5.1.15	Give all the notices for inspections necessary for the proper execution and completion of the Work pursuant to this Agreement.
5.1.16	Deliver the Plant on a Turnkey Basis when it is operating and after it has achieved Final Completion.
5.1.17	Enter into or cause an affiliate to enter into the Service, Maintenance and Operation Agreement; enter into or cause an affiliate to enter into the Performance Guarantee Agreement; and deliver an insurance policy on the date on which the Performance Guarantee Agreement becomes effective in accordance with its terms, issued by an insurance company acceptable to both Principal and Lender, in support of its obligations with respect to the Performance Guarantee set forth in such Performance Guarantee Agreement.
5.1.18	Maximize the use of equipment for which there is availability of support and spare parts on the open market on commercially reasonable terms and timing. The Contractor declares that the List of Spare Parts as attached to the Service, Maintenance and Operation Agreement under Annex 17 covers the required spare parts to be used during the first year of operation as long as the feedstock is in compliance with the characteristics described in Annex 14.
5.1.19	Cooperate with the Principal and its nominated parties such as the financing entities in addition to Article 5.3.4 below:
a.	enable third party engineering inspections during normal business hours; and
b.	provide information and data on the Work progress if requested.
5.2	The Principal shall exercise reasonable skill and care to be expected of an experienced principal with respect to similar projects, helping the Contractor to meet his obligations.
5.2.1	Principal has the right to issue the partial “note to proceed” for detail design of the facility after signing the EPC agreement and before financial closing. Contractor should provide to Principal the cost of the detail design work. Principal will compensate Contractor for the detail design work after the financial closing and according to the schedule of project payments. If for some reasons the financial closing of the project is not achieved, the Principal has right to terminate the design work and compensate Contractor for the completed work proportionally according to the cost of the design work.
5.2.2	The Principal shall ensure that all their obligations with respect to feedstock supply, digestate off-take, utility connections and the Gas Off-Taker Agreement (GOA) are in place before the plant is wet commissioned and gas production in initiated. If these are not in place, the Prinipal will not be able to remit the revenues to the Contractor as per clause 5.1.10 above. In this case, the Contractor will suspend commissioning and shall be entitled to claim Stand-By Costs (as defined in Article 1 of the Agreement). The liquidated damages calendar shall be suspended for the duration of any such suspension.
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5.3	Quality and Description
5.3.1	Insofar as the brand of the materials and components to be used in the Work and/or in the Plant has not been specified in the Works Description, the Contractor shall choose such new, unused materials and components provided that they are in conformity with the Works Description, are recognized and accredited in the Biogas industry or have similar or better technical characteristics or are of the same or a higher standard than those materials and components included in the Works Description. Notwithstanding the above, the brand of materials and components (to the extent not specified in the Works Description) to be used in the Work and/or in the Plant shall, be approved in advance and in writing by the Principal. The Principal will have five (5) Working Days after receipt of the relevant information to make such approval. If the Principal does not approve the materials or components based on technical reasons or other reasons with clear direct negative impact on the Works, within the said period, then the Contractor shall propose alternative components. The Contractor may replace material or components without waiting for Principal approval if they deem such replacement is time-critical (e.g. to ensure ongoing operations) – this will be done at the Contractor’s risk as Principal approval shall still be required in accordance with this Sub-Article. For the avoidance of doubt, it is agreed that such approval will not relieve the Contractor from any responsibility or liability arising from the brand of materials and components, except for components, which based on the Contractor’s sole discretion are irreplaceable or mandatory for the Site performance. All materials and components specified in the Works Description shall also be new, unused materials and components.
5.3.2	The Contractor shall use the standard of reasonable skill and care to be expected of a prudent contractor undertaking works similar in size, scope, nature and complexity to the Work hereunder to verify that the Work shall:
5.3.2.1	Conform strictly with the quantity, specifications, quality and description of the Work detailed in the Works Description and with all requirements of Applicable Law;
5.3.2.2	Be of sound materials and workmanship;
5.3.2.3	Be in strict compliance with the Plans and Specifications referred to in this Agreement and as set forth in the Works Description, including but not limited to Annexes 1 and 3;
5.3.2.4	Comply with the high standard of performance specified in this Agreement.
5.3.3	All Work under this Agreement shall be performed by suitably qualified and competent personnel.
5.4	Representatives of the Parties
5.4.1	Each Party shall designate a person who will represent it in all contact with the other Party. All communications between such designated person and the other Party will be deemed as carried out between the Parties themselves.
5.4.2	The Parties hereby state that their designated representatives set out in this Agreement have the authority to act on their behalf in all matters concerning this Agreement. Each Party may, by giving at least three (3) days prior written notice to the other Party, replace its representative.
5.4.3	The representative may delegate specific tasks to one or more persons appointed by the representative or deputy. In any such case, the other Party’s representative shall be notified of the authority given to such appointed person or persons.
5.4.4	The representatives of the Principal shall be afforded access to the Site during Working Hours. The same access shall be afforded to the persons authorized by the Principal’s representatives prior to the Substantial Completion Date or to the Contractor’s representatives following the Substantial Completion Date.The Principal’s representative or any person authorized by him to access the Site shall comply with reasonable instructions or directions, provided that the Principal and any of its representatives will follow all the health and safety regulations as instructed by the Contractor.
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5.5	Subcontracting
5.5.1	Contractor shall be entitled to perform part, but not all, of the Work pursuant to this Agreement, through subcontractors that shall be: (a) hired by Contractor; and (b) have the knowledge, skill, financial resources, human resources, and experience required for the purpose of performing the tasks assigned thereto in a professional manner and in accordance with good industry practice (each, herein, a “Subcontractor”). The Contractor shall notify the Principal in writing (by normal or electronic mail) of each and any Subcontractor they intend to select (“Subcontractor Appointment”). The Principal shall respond to any notice of Subcontractor Appointment within seven (7) business days and approval shall not be withheld unless the Principal has clear evidence that the proposed Subcontractor is unable to fulfil their appointed tasks. If the Principal does not respond to a Subcontract Appointment within the agreed timeframe then it shall be deemed to have been approved. The Principal and Lender’s Engineer shall have the right to disapprove any Subcontractor and demand the dismissal and/or replacement of a Subcontractor whose work quality and ability to meet deadlines the Principal has justified reasons to doubt. The Contractor shall remain fully responsible to the Principal in respect of such subcontractors.
5.5.2	The Contractor shall use reasonable efforts to integrate similar terms and conditions as detailed under this Agreement into the subcontracts entered with its Subcontractors. The Contractor shall be responsible to the Principal for the acts and\or omissions of its Subcontractors and\or any employee thereof with respect to the delivery and performance of this Agreement, to the same extent as the Contractor is responsible to the Principal for the acts and\or omissions of the Contractor and its employees and as if such act and\or omission was taken or omitted, as applicable, by Contractor and\or any employee thereof. Entry into any subcontract shall not relieve the Contractor of any of its obligations under this Agreement, including the obligations to perform the Work in accordance with this Agreement.
5.5.3	Without limiting the scope of Contractor’s liability under Article 5.4.2 hereof, the Contractor further agrees to use reasonable efforts to obtain from its Subcontractors similar warranties to those required from the Contractor under this Agreement.
5.5.4	Whenever possible, The Contractor shall provide the Principal with lien waivers from each Subcontractors (in each case, prior to such Subcontractors undertaking any work on the Plant), effectively waiving the Subcontractors’ rights to claim any liens or encumbrances on the Plant and especially “het recht van retentie” of the Contractor and subcontractors.
5.6	Reviewable Design Documents
5.6.1	The Contractor shall, in accordance with the Workflow Plan, issue to the Principal the Reviewable Design Documents (RDD) listed in Annex 16 for review and approval. The Principal or its engineers shall provide a full response with seven (7) working days of receipt of any RDD and approval shall not be withheld unless the Principal has clear evidence that the design fails to meet the requirements of this Agreement. If the Principal does not respond to an RDD within the agreed timeframe then it shall be deemed to have been approved. For the avoidance of doubt, the Principal’s approval of any design document – whether actually or deemed – shall not release the Contractor from meeting any of their obligations under this Agreement.
6.	CONTRACT PRICE
6.1	The Contractor will be entitled to receive from the Principal the sum of € 22,500,000 (Twenty Two Million and Five Hundred Thousand Euros) exclusive of VAT (the “Contract Price”) for the performance of the Work in accordance with this Agreement. The Contract Price is a fixed lump sum price and is not subject to any changes except as otherwise provided in this Agreement.
6.2	Subject to the terms of this Agreement, the Principal shall pay the Contractor the Contract Price as comprehensive, exhaustive, full and complete consideration for the fulfilment of its obligations under this Agreement.
6.3	The Contractor declares that the Contract Price set out under this Agreement is sufficient to fulfil its obligations as detailed under this Agreement and in the Works Description in Annex 1 hereto, based on the Applicable Laws in effect on the date of this Agreement.
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6.4	For the avoidance of doubt, any payments made by the Principal under this Agreement shall not constitute a waiver of claims by the Principal or relieve the Contractor in any manner whatsoever of any of the Contractor’s obligations under this Agreement.
7.	INVOICING AND PAYMENT

Payments to Contractor shall be made as follows:

7.1	The Schedule of Values, attached hereto as Annex 8, establishes the portion of the Contract Price payable in respect of each Payment Amount listed therein (subject to permitted adjustments under this Agreement). The Milestone Payment Schedule is intended to apportion the Work into, and is in sufficient detail to permit the Principal to evaluate, Contractor’s application for payment by the element of the Work to be furnished by each Subcontractor and by Contractor, the cost for such milestone , and such other details as agreed to by the Parties. The Milestone Schedule shall be a basis for evaluating Contractor’s application for payment.For the avoidance of doubt the Contractor shall be entitled to claim for any proportion of any Contract Price element listed in the Milestone Schedule which is completed on the the basis of supporting evidence. `Subject to the provisions of this Article 7, as and when the relevant Payment Amount is due, Contractor shall submit, for each milestone payment an application and payment request in form and substance satisfactory to Principal, executed by a representative of Contractor, which shall request payment for all Work which has been performed and completed as of the date of the application and payment request and shall be supported by such evidence as Principal shall reasonably require, including monthly progress photos, periodic status reports and a monthly updated construction schedule (collectively, an “Invoice”) to Principal for all payments due in relation to all Payment Amounts payable to Contractor at such time. Principal shall use its reasonable efforts to provide Contactor advance, detailed and prompt, written notice as to the form and substance of the evidence to be required in support of each Invoice. If Principal is unable to provide comprehensive information in advance of each Invoice, Principal shall nonetheless provide as much information as possible and as early as possible.
7.2	In order to verify the progress made by Contractor in connection with any Invoice submitted by Contractor, Principal and Lender’s Engineer shall have the right to inspect the Work or any part thereof that Principal or Lender’s Engineer reasonably requests; provided, however, that such inspections shall not delay payment by Principal to Contractor of any undisputed amount set forth on an Invoice. Principal shall only be entitled to withhold disputed amounts if it disputes the amount due reasonably and in good faith and it provides Contractor with a detailed written statement of the basis of the dispute at least fifteen (15) days from receipt of the Invoice.
7.3	On or about the fifth (5th) Working Day of a relevant month after Contractor receives the Full Notice to Proceed, Contractor shall electronically deliver to Principal an Invoice for the Work for the corresponding portion of the Contract Price in the Milestone Schedule
7.4	Each Invoice shall include an executed Conditional Waiver and Release from Contractor and each Subcontractor performing Work for which payment is being sought in Contractor’s invoice in the form of Annex 20 hereto.
7.5	Contractor understands and agrees that any Invoice that is inaccurate or not in accordance with this Article 7 shall not constitute a valid request for payment. Principal shall notify Contractor of any deficiencies in an Invoice within the relevant payment period.
7.6	Within fifteen (15) days after Principal receives an Invoice and all accompanying documentation required by this Article 7, Principal shall notify Contractor concerning any dispute over the accuracy and entitlement to the amount of the submitted Invoice and the basis for such dispute. If Principal has not notified Contractor within fifteen (15) days after Contractor has provided such invoice of any good faith objection thereto, Principal shall be deemed to have approved such Contractor’s Invoice for purposes of making payment under this Article 7 but, as noted in Article 6.4 hereof, any payments made by the Principal under this Agreement shall not constitute a waiver of claims by the Principal or relieve the Contractor in any manner whatsoever of any of the Contractor’s obligations under this Agreement. Principal shall only be entitled to withhold disputed amounts if it disputes the amount due reasonably and in good faith and it provides Contractor with a detailed written statement of the basis of the dispute and the proposed amount to be withheld or suspended at least fifteen (15) days from receipt of the Invoice. Disputed amounts that are wrongly withheld by the Principal for a period longer than 30 days after receipt of the invoice will bear interest at the prime rate as on 30 days after the date that payment was due, plus one and a half percent (1.5%) per annum, until paid, but not to exceed the maximum rate permitted by Applicable Law (the “Contract Interest Rate”). In case of any disagreement in respect of a disputed invoice that is not resolved between them in a timely manner, the Parties shall refer such disputed invoice to the Ruler for final and binding adjudication.
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7.7	Payments.
7.7.1	Principal shall make payment to Contractor for the full undisputed amount specified in each Invoice, except as set forth in the following sentence, no later than thirty (30) days following the date of its receipt of Contractor’s Invoice and supporting documentation in the manner and detail and at the time required pursuant to this Article 7. Contractor acknowledges and agrees that Principal shall be entitled to withhold ten percent (10%) of the amount on each Contractor’s Invoice up to Substantial Completion of the Plant (the “Retainage”). For the avoidance of doubt, the Retainage will be released together with Payment for Substantial Completion Milestone according to Annex 8: Schedule of Values.
7.7.2	In addition to the Retainage, Principal may withhold payment of all or part of any Invoice to such extent as may be necessary to protect itself from loss caused by:
(a)	a claim filed by a Subcontractor or supplier, provided that Contractor is allowed the opportunity to provide a bond or other assurance reasonably acceptable to Principal in lieu of such offset;
(b)	a Contractor default which has occurred and is continuing; and
(c)	Principal shall notify Contractor of such withholding and the grounds therefor and when such grounds are removed or Contractor provides other assurance reasonably satisfactory in form and substance to Principal that payment will be made of the amounts withheld. When deemed reasonable by Principal and after providing Contractor with reasonable notice and an opportunity to cure, Principal may use such funds to rectify the situation giving rise to the withholding of funds. All claims and other disputes shall be handled in accordance with this Agreement and be resolved before final payment hereunder shall be due or payable to Contractor.
7.7.3	All payments to be made to either Party under this Agreement shall be paid in Euro’s and shall be paid electronically (by means of ACH or wire) in immediately available funds. All payments for undisputed amounts referenced in each Invoice shall be due within thirty (30) days of the paying Party’s receipt of the other Party’s Invoice (each, an “Invoice Payment”) or, if such date is not a Working Day, on the immediately succeeding Working Day, to such account as may be designated by each Party from time to time by notice to the other Party; provided, however, that banking transfer instructions have been provided by the invoicing Party to the paying Party at least five (5) Working Days before the first payment of the paying Party is due and payable.
7.7.4	Any undisputed payment that is delinquent by more than five (5) Working Days, shall, beginning on the next calendar day, bear interest at the prime rate as on the date that payment was due, plus one and a half percent (1.5%) per annum, until paid, but not to exceed the maximum rate permitted by Applicable Law (the “Contract Interest Rate”). The payment of interest unaccompanied by payment of the delinquent payment shall not excuse or cure any default or delay in such payment. Contractor shall be responsible for paying all Subcontractors in connection with the Work completed by such Subcontractor.
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7.7.5	Final Invoice. On or after the date on which Contractor delivers to Principal the Final Completion Certificate, Contractor shall submit a final Contractor’s Invoice (a “Final Contractor’s Invoice”) which shall set forth all amounts due to Contractor that remain unpaid in connection with the Work (including the aggregate balance of the Retainage). Within fifteen (15) days of Final Completion as confirmed in the Final Completion Certificate issued pursuant to Article 7.7.7 below, Principal shall pay to Contractor the amount due under such Final Contractor’s Invoice (“Final Payment”). The Final Contractor’s Invoice shall include an executed Conditional Waiver and Release from Contractor, Conditional Waiver and Releases from all Subcontractors who are to be paid with proceeds of such Final Payment and Unconditional Waiver and Release from all other Subcontractors, in each case, in the form of Annex 21 hereto. Within fifteen (15) days after Contractor receives the Final Payment, Contractor shall deliver an executed Unconditional Waiver and Release from Contractor and all its Subcontractors, in each case, in the form of Annex 20 hereto.
7.7.6	Upon Final Completion of the Plant, Principal shall disburse the aggregate balance of the Retainage to Contractor upon having received or verified the following:
(a)	Punch List Items. Contractor shall have completed the Punch List Items to the reasonable satisfaction of Principal;
(b)	Final Completion. The Plant shall have achieved Final Completion;

Contractor shall have executed and delivered to Principal a Certificate of Final Completion; Principal shall have executed and delivered to Lender such Certificate of Final Completion; and Lender’s Engineer shall have confirmed the occurrence of Final Completion by his countersignature of the Certificate of Final Completion.

7.7.7	Disputes Regarding Payments. Subject to Contractor’s rights and remedies under this Agreement, failure by Principal to pay any amount disputed in good faith until resolution of such dispute in accordance with this Agreement shall not alleviate, diminish, modify nor excuse the performance of Contractor or relieve Contractor’s obligations to perform hereunder. Contractor’s acceptance of any payment (including Final Payment), and Principal’s payment of any amount, shall not be deemed to constitute a waiver of amounts that are then in dispute. Contractor and Principal shall use reasonable efforts to resolve all disputed amounts reasonably expeditiously and in any case in accordance with the provisions of Article 30. No payment made hereunder shall be construed to be acceptance or approval of that part of the Work to which such payment relates or to relieve Contractor of any of its obligations hereunder. Contractor shall have the right to suspend performance of the Work, without penalty, if Principal withholds at any one time more than EUR 500,000 It is also understood that this suspension of work delays the substantial and final completion dates and thus the liquidated damages calendar. In the event a disputed amount is withheld by Principal and is later determined that such withholding was not warranted Principal shall pay such withheld amount promptly along with interest at the rate set forth in Article 7.7.4. In the event that it is later determined that such withholding was warranted, in addition to any other remedy Principal may have, Contractor shall pay Principal Delay Liquidated Damages if applicable.
7.7.8	Stand-By Costs, as defined within Article 1 of this Agreement, shall not be subject to retainage or withholdings
8.	TIME

Workflow Plan

8.1	The Work shall be carried out in accordance with the Workflow Plan as well as the agreed milestones subject to any amendment to that Workflow Plan in accordance with the terms of this Agreement. The Workflow Plan shall present the planned course of the Work including the design, the permitting, the construction, the commissioning, the Performance Test of the Plant and the training of Principal’s personnel.
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8.2	The commencement of the Work pursuant to the Workflow Plan is expressly conditioned upon the Principal having submitted to the Contractor the Principal Permits that are required under Applicable Law for such Work to be commenced by Contractor.

8.3	The date on which the Plant will undergo a successful Performance Test will be not later than 20 months following the Starting Date Of Construction subject to any extension of this date to which the Contractor may be entitled pursuant to any Events of Force Majeure, to Principal’s delays and to any other terms of this Agreement.

Delay

8.4	The Contractor shall be entitled to a reasonable extension of time in which to complete the Work and a reasonable extension to any dates in the Workflow Plan (and an extension to the date specified in Article 8.3) if the reason for the Contractor being delayed in carrying out the Work is an Event of Force Majeure pursuant to this Agreement and/or one or more of the following circumstances:
8.4.1	Any impediment, prevention, default or non-cooperation, whether by act or omission, by the Principal or any of the Principal’s employees or agents, or any other person or entity for whose acts the Principal may be liable;
8.4.2	Delays in the delivery of goods and/or services and/or the substrates as specified under Annex 2 and Annex 6 and/or documents and/or information as required under this Agreement by the Principal
8.4.3	Failures or delays made by the authorities to issue or grant Permits and Related Rights unless such failure or delay has occurred solely due to the Contractor’s failure to meet their specific obligations in respect of Permits and Related Rights as detailed in Article 5 of this Agreement.;
8.4.4	Failure by the Principal to fulfill their obligations under this Agreement with respect to feedstock supply, digestate off-take, utility connections or Gas Off-Taker Agreement (GOA)Denial of access to the Site to the Contractor;
8.4.5	A failure of the Principal or its engineers to respond to a Reviewable Design Document or Subcontractor Appointment in accordance with the requirements of, or within the specified timeframes for response, set out in Article 5 of this Agreement.
8.4.6	Incorrect or missing documents submitted by the Principal after being requested by the Contractor, which are necessary for a proper evaluation of the Work and the risk evaluation involved with the construction of the Plant. The necessary events or documents include but are not limited to the following:
8.4.6.1	The approval of the Layout (Annex 2)
8.4.6.2	Drawing with connections for water and electricity to and at the Site
8.4.6.3	The Principal’s obligation to supply substrates (Annex 14)
8.4.6.4	Building interruptions imposed by the authorities having jurisdiction over the Work, unless such interruptions have been imposed due to the Contractor’s fault.
8.4.6.5	Delays pursuant to Article13.4 of this Agreement.
8.4.6.6	suspension of the Work by the Contractor in accordance with Article 7.7.8 of this Agreement.
8.4.6.7	Any change to the Work, the Plant or the subject matter of this Agreement requested by the Principal to the extent such delay is expressly set forth in the applicable Change Order;
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8.4.6.8	Exceptionally adverse weather conditions, which make the continuation of Work on site impracticable or impossible from objective reasons including any weather condition that requires and/or necessitates the temporary suspension of activities due to applicable safety regulations;.
8.4.6.9	civil commotion, riot, war sabotage or the use or threat of terrorism and/or the activities of the relevant authorities in dealing with such event or threat;
8.4.6.10	The exercise after the date of this Agreement by any governmental body of any statutory or regulatory power which completely prevents the performance of the Work.
8.4.6.11	Delays in obtaining the Permits and Related Rights (excluding Principal Permits) due to the reasons beyond the Contractor’s influence or responsibility.
8.5.	In the event that the Contractor is delayed in carrying out the Work due to any event specified in Article 8.4 the Contractor shall issue a notice to the Principal specifying the cause or causes of delay and if practicable in such notice or as soon as reasonably practicable thereafter, give particulars of the expected effects including the expected duration of delay.
8.6	Following receipt of the Contractor’s notice under Article 8.4, the Principal shall give an extension of time by fixing such later date for completion of the Work and for any dates in the Workflow Plan as reasonably required for the Contractor to complete the Work; notwithstanding the aforesaid, the Contractor shall use its best efforts in order to complete the Work according to the original schedule regardless of any delay and\or extension pursuant to this Agreement. For the avoidance of doubt, this Article 8.6 does not preclude recovery of monetary damages by Contractor.
9.	CHANGES AND ADDITIONAL WORK
9.1	In any case where, after the signing of this Agreement, the Principal requests the Contractor to make any changes in the Work and/or to perform any additional work and/or to provide any additional equipment, the Principal will inform the Contractor in writing of the intention and/or the necessity to do so (a “Proposed Deviation”). Changes in the Work resulting from the Contractor encountering conditions at the Site that are subsurface or otherwise concealed physical conditions that differ materially from (i) representations made by the Principal in this Agreement and/or (ii) those indicated in the reports attached to this Agreement shall be considered as changes to be addressed in this Article 9.
9.2	Upon receipt of a Proposed Deviation, and as soon as practically possible, the Contractor shall prepare and submit to the Principal: (i) a description of the works required in order to implement the Proposed Change Order; (ii) the Contractor’s proposals for any necessary modifications to the specifications documents and the Workflow Plan, if any, or to any of the Contractor’s obligations under this Agreement; and (iii) if the Contractor is of the view that the Proposed Deviation will result in an increase or decrease in the Contract Price, its proposed adjustment to the Contract Price, payment schedule and the extended Workflow Plan (the “Proposed Change Order”).
9.3	The Principal may approve the Proposed Change Order in its sole discretion by providing the Contractor with a signed version thereof (a “Change Order”), and the Contractor shall be bound to carry out the Change Order as if the provisions of such had been incorporated into this Agreement. All changes resulting from the Change Order, with respect to any adjustment to the Contract Price, the Workflow plan, the penalties, Substantial Completion Date, or passing the Performance Test shall be adjusted accordingly
9.4	The price of any changed or additional work within the scope of this Article 9 shall be on a lump-sum fixed price agreed upon by the Parties in writing; provided that, if the Parties are unable to agree on a fixed price for such changed or additional work and Lender consents in writing to a cost plus arrangement with respect to such changed or additional work or Principal arranges payment for such changed or additional work from sources other than Lender, then the Contractor shall perform such work on a direct cost-plus fifteen percent (15%) basis thereon.
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10.	ADDITIONAL CONTRACTOR’S DUTIES
10.1	Substantial Completion Date as detailed under Article 12 below shall occur not later twenty (20) months following the Starting Date of Construction unless such date has been extended in writing in accordance with the terms hereof, including without limitation because of any Events of Force Majeure or a delay caused by Principal.
10.2	Documentation. The Contractor shall provide the Principal with two (2) written copies and one electronic copy of the Manual of Operation for the Plant (the “Manual”). The Manual will be drafted in English. The Manual will contain all information, descriptions and diagrams with sufficient details to make it possible for the Principal to operate and maintain the Plant. The Manual will also include spare part lists in the English language.
10.3	Insurance

The Contractor shall purchase and maintain with a reputable insurance company or companies such insurance policies as are set forth below and in Annex 9 for the duration of its activity at the Site and until the Substantial Completion Date. This Annex 9 contains the required insurance policies and an indication of the limits of liability and coverage as specified or required by law, as will be provided by an insurance company recommended by the Lender. For the avoidance of doubt, this does not force or oblige the Contractor to acquire these policies from this insurance company. aslong as any loan documents are in effect between Principal and Lender, Contractor’s insurance must be at least as protective of Lender’s rights as the requirements set forth in Annex 21 in the Sections titled therein as “Applies to all Insurance Policies – General Conditions” and “Specific Insurance Policy Requirements - During Assembly/Packaging/Construction Loan Phase” (“Lender Minimum Insurance Requirements”). In the event of any conflict between the terms of the Lender Minimum Insurance Requirements and the terms of this Article 10.3, the terms of the Lender Minimum Insurance Requirements shall control. Contractor shall maintain any insurance policies and coverage as customarily maintained by a prudent contractor. For the avoidance of doubt, all insurance policies shall be issued by a reputable insurance company with coverage in the Netherlands reasonably acceptable to the Principal and such policies shall contain the usual market terms as used in construction projects in the Netherlands. If Lender’s demands are not known at the time of signing and these increase the insurance cost of the Contractor. These costs will be passed through to the Principal.

10.4	Upon commencement by the Contractor of its Work on the Site, the Contractor shall have the overall sole responsibility for the Site and the Contractor shall ensure the proper organization of the Work on the Site and compliance with all relevant health and safety requirements under Dutch Law and with due observance of the provisions included in Annex 11 (health and safety).
10.5	At any stage of the Work and/or after the Substantial Completion Date, the Contractor shall support the Principal and provide it with any information, documentation or other assistance, as may be reasonably necessary for regulating the relations with authorities having jurisdiction or other third parties, in particular, during the process of applying for Principal Permits.
10.6	The Contractor shall inform the Principal regularly on the progress of the Work and, upon reasonable demand by the Principal, the Contractor shall submit documents and information related to the Work and/or this Agreement. The Contractor shall comply with the requirements included in Annex 10 – Responsibility Matrix.
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10.7	Performance Bonds/Guarantee

As security for the fulfilment of Contractor’s obligations regarding the realization of the Works and for the fulfilment of his obligations regarding the realization of the long-term maintenance services and payment by the Contractor of any amount due to Principal pursuant to this Agreement the Contractor will provide the Principal with the following performance bonds and Guarantee which can be called on demand by the Principal, issued by a surety in the format as attached to this Agreement as Annex 12 and Annex 13. The performance bonds shall be governed by Netherlands law, and are only to secure the performance of Contractor’s obligations as it relates to this Agreement.

•	Design-Build Performance and Payment Bond provided by the local site contractor (“Site Contractor”) in an amount equal to 100% of the value of their scope of the Agreement, to be issued within 3 weeks from the date of the agreement with the Site Contractor, and to be valid until the contractual date of completion and acceptance of the Works.
•	Design-Build Performance and Payment Bond provided by Anaergia, in an amount equal to 100% of the balance of the Works value (calculated as the contract price for the Works less the value of the Site Contractor scope), to be issued within 3 weeks from the date of this Agreement, and to be valid until the contractual date of the completion and acceptance of the Works.
•	Maintenance Performance bond provided by Anaergia, in an amount equal to 100% of the value of the annual maintenance and operation work (excluding pass through costs), to be issued upon the completion and acceptance of the Works, valid for one year and extended, renewed or replaced, so that it remains in effect until the end of the long-term maintenance period.

Notwithstanding any Contractor cure rights in any other parts of this Agreement, if the Principal plans to invoke the security, the Principal shall first notify the Contractor by registered letter with details of the Contractor default.  Contractor shall have thirty (30) days from the receipt of such notice to cure applicable defaults detailed in the Principal’s notice. Should the thirty (30) day cure period expire and such default(s) continues uncured, the Principal shall be entitled to invoke the security, unless the Court of Arbitration for the Building Industry or the Dispute Adjudication Board rules otherwise in a dispute to be filed by the Contractor within 14 days of dispatch of the notification referred to in this paragraph.

The Design-Build Performance and Payment Bonds shall remain valid until the actual date of completion and acceptance of the Works, after which they terminate, on the understanding that, in the event of minor defects, the security can be reduced in value to reflect the cost of fixing the defects and shall remain valid until the Contractor has corrected the defects. Principal will not unreasonably withhold acceptance of the Works.  If the Principal is of the reasonable opinion that defects are to be corrected, the security shall remain valid until the Contractor has met his obligations.

11.	PRINCIPAL’S DUTIES
11.1	Preliminary Contracts. To enable the Contractor to erect the Plant, the Principal will at its own expense, before the Contractor starts the erection of the Plant supply the Contractor with copies of the signed contracts for the purchase of the Site, the GOA and the supply of substrates. These contracts must be sufficient to build and operate the plant as detailed in this Agreement.
11.2	The Principal will provide the Contractor reasonable and unhindered access to the Site 24/7 for 365 days per year, in such condition as will enable the Contractor to construct the Plant pursuant to this Agreement.
11.3	Access to the Site, Storage
11.3.1	The Principal will provide the Contractor and its employees and Subcontractors and consultants with unlimited access to the Site during all the phases from the start of the Work and until the Substantial Completion Date.
11.3.2	The Principal will provide access to the Site suitable and sufficient for deliveries by trucks and trailers with up to 45-ton load capacities.
11.4	All of the tasks which are indicated in the Responsibility Matrix - Annex 10 - as the Principal’s duties will be provided by the Principal at its own expense and within the time frame as specified in the Workflow Plan - Annex 7.
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11.5	Substrates quality and characteristics
11.5.1	The Principal undertakes to supply the Plant with Sufficient Substrates, including inoculum as required for the commissioning start up of the Plant. Any deviation from the quantities, characteristics, ingredients and composition of the recipe prepared by Contractor not in line with the indicators stated under the “Table of Quality and Quantities Substrates Deviances” attached under Annex 14, by mass or by each of the specifications as detailed under such Annex, must be approved in writing by the Contractor prior to such change. If written approval is not provided by the Contractor, the Plant will be considered as operated not in line with the Manual.
11.5.2	Two months prior to Commissioning, the Principal shall provide the Contractor with samples of the substrates to be fed-in and the Contractor shall prepare in consultation with the Principal the initial feed-in recipe to be used during the feeding-in and the Commissioning of the Plant. Such initial feed-in recipe shall be consistent with the samples of substrates previously provided by Principal, so long as such samples are in line with the provisions of Annex 14. Principal shall supply Sufficient Substrate for the commissioning of the Plant in accordance with the initial feed-in recipe prepared by Contractor. If such substrates are not Sufficient Substrates, Contractor might refuse to perform the Commissioning or shall amend the level of the Performance Test to be reached under Article 12 below and the respective indicators thereof.
11.5.3	If at anytime the Contractor is idle, waiting for the Principal to provide permits, substrate or anything else related to Principal responsibility that is required to finish the work, Principal agrees to pay the Contractor for itsStand-By Costs as per the definition set out in Article 1 of this Agreement. . In this event, the Liquidated Damages calendar is suspended until the situation is corrected by the Principal.
12.	COMMISSIONING AND DELIVERY

Mechanical Completion

12.1	When Contractor believes Mechanical Completion has occurred, Contractor may execute and submit to Principal a Certificate of Mechanical Completion in the form attached as Annex 13B. Within 10 Working Days thereafter, the Contractor and Principal will meet to conduct a technical inspection of the Plant to evaluate whether Mechanical Completion of the Plant has been achieved. Within 10 Working Days of any such inspection, Principal shall: (a) reject the certificate if all conditions to Mechanical Completion have not been achieved and provide written notice to Contractor of all unfinished or deficient Work (“Notice of Deficiencies”) which must be completed as a precondition to the Plant achieving Mechanical Completion; or(b) issue the applicable Certificate of Mechanical Completion executed by both Principal and Lender’s Engineer, stating the date on which Mechanical Completion has occurred.
12.2	Where the Contractor’s submission of a certificate is rejected by the Principal or Lender in accordance Article 12.1(a), Contractor will use its best efforts to remedy, repair and/or complete all incomplete Work needed for the Plant to achieve Mechanical Completion within a reasonable time thereafter (but not to exceed 60 days from the date Principal provided the first Notice of Deficiencies) and inform Principal when Contractor believes the deficiencies have been corrected, at which time the procedure described in Article 12.1will be repeated (as many times as is necessary) until the Certificate of Mechanical Completion is executed by both Principal and Lender; provided, however, that if the Principal and Lender have not executed the Certificate of Mechanical Completion within 60 days from the date of Principal’s first Notice of Deficiencies, because of Contractor’s negligence or inability to correct the problem, the Principal shall be entitled to engage one or more third parties to perform any work or repairs required to cause the Plant to achieve Mechanical Completion, and any costs to be incurred thereby shall be paid for by Contractor or deducted from what is owed to Contractor.
12.3	The Parties expressly agree that all of the following are conditions precedent to the Plant achieving Mechanical Completion:
12.3.1	Construction of the Plant has been completed in accordance with the Plans and Specifications;
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12.3.2	All equipment and other components of the Plant, including the Gas Upgrade System, has passed all standard and required electrical testing, hypot, megger testing, flushing and pressure testing of piping, and all other applicable testing, per codes and guides, including any applicable Caterpillar Application and Installation Guides;
12.3.3	The Plant is ready to be tested and commissioned; and
12.3.4	A Certificate of Mechanical Completion in the form attached as Annex 13B has been executed by Contractor and countersigned by Principal and Lender.
12.4	Principal and Contractor may, agree to a bifurcated Mechanical Completion such that: (a) “Primary Mechanical Completion” may be obtained first for the components of the Plant relating to digestion of the feedstock, as opposed to generation of biomethane; and (b) “Full Mechanical Completion” occurs after all components of the Plant, including Gas Upgrade System, have reached Mechanical Completion. In the event Principal, Contractor and Lender’s Engineer agree to such a bifurcation of Mechanical Completion, the Certificate of Mechanical Completion shall be revised accordingly into a Certificate of Primary Mechanical Completion and Certificate of Full Mechanical Completion. Such certificates must be in form and substance satisfactory to Principal, Contractor and Lender’s Engineer.
12.5	Commissioning. After the Plant has achieved Mechanical Completion, sufficient start-up feedstock has been delivered to the Plant (which is 100% the responsibility of Principal) and heated, and the methane content has exceeded the level of 50% of the total Biogas production and the temperature within the digester has exceeded 36 degrees Celsius, the Contractor shall notify the Principal with a copy to Lender’s Engineer in writing that the Plant is ready for initial startup and commissioning and the proposed date of such commissioning (“Start-up Notice”). Thereafter, Contractor shall commission the Plant by making it produce the initial upgraded Biogas (the “Commissioning”). The date on which the Commissioning will take place shall be not later than 19 months following the Starting Date of Construction, provided that it shall be extended if any Events of Force Majeure or a Principal delay occur, and will be known as the “Commissioning Date”.
12.6	Performance Test
12.6.1	Performance Test Requirements. Contractor shall perform the Work so the Plant satisfies the performance criteria for Performance Test prior to, and as a condition of, Biogas Substantial Completion or Substantial Completion, as applicable (in each case, in accordance with, and as set forth in Annex 18, the Testing Protocols).
12.6.2	Performance Test Schedule. Contractor shall agree on a Performance Test schedule with Principal and Lender’s Engineer and shall give notice (which notice may be by email) to Principal with a copy to Lender’s Engineer of the Performance Test at least five (5) Working Days prior to commencing any such test. Representatives of Principal and Lender’s Engineer shall be entitled to observe the Performance Test. Contractor shall keep such representatives continuously apprised of the schedule for the Performance Test and changes in the schedule, the commencement and performance of Performance Test, and shall give such representatives at least two (2) Working Days advance notice (which notice may be by email) of the re- performance of any Performance Test; provided, however, that such period of advance notice may be reduced at the sole discretion of the Principal’s representative at the Site.
12.6.3	Test Report. Contractor shall submit a test report for the Performance Test performed by Contractor within five (5) Working Days after the completion of such Performance Test, which report shall provide the Performance Test results, together with a comparison to, and showing of compliance with, the applicable performance criteria and other testing requirements and criteria set forth in Annex 18, as applicable. Contractor shall cause such report to contain the test data and calculations to allow Principal to verify the conclusions of such report.
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12.6.4	Non-Conforming Work and Failure to Pass Performance Test. If the Plant does not pass the Performance Test, Contractor shall, at Contractor’s sole cost and expense, in accordance with the Testing Protocols, take such corrective actions to the Plant, as the case may be, to address such failure to pass the Performance Test; provided that all such corrective action shall otherwise be in compliance with the requirements for the Work hereunder. At any time during and promptly after completion (whether or not successful) of the Performance Test (or any re-performance of any Performance Test or pursuant to any remedial plan adopted pursuant to the Testing Protocols), each Party shall advise the other Party in writing of any defect that was discovered during the Performance Test. Contractor shall, at Contractor’s sole cost and expense, correct any defect and promptly provide notice to Principal that such corrective measures have been completed.
12.6.5	If the Performance Test fails because of the quality and/or quantity of the Substrate do not comply with the Annex 14 “Table of Quality and Quantity Substrates Deviances”, , Contractor will suggest to Principal a corrective action plan to be approved and covered under the change order before the work starts. In this case, the liquidated damages calendar will be suspended until the issue is resolved and a further undertaking of the Performance Test has been completed.
12.6.6	Certificate of Completion of Testing. Upon the Successful Completion of the Performance Test as demonstrated by a test report delivered to Principal by Contractor and accepted by Principal and Lender’s Engineer, Principal shall issue a notice that such test has been Successfully Completed.
12.6.7	Post Test Modifications. If prior to Biogas Substantial Completion or Substantial Completion, as applicable:
(a)	A Performance Test has been Successfully Completed for the Plant;
(b)	A certificate of completion of such Performance Test has been issued pursuant to Article 12.6.5; and
(c)	Either Contractor or any Subcontractor makes any modification to the Plant, as the case may be;

then, unless otherwise waived by Principal in writing, the Performance Test shall be a re-run as a condition to the Plant achieving Biogas Substantial Completion or Substantial Completion, as applicable.

12.7	Plant Substantial Completion.
12.7.1	Conditions to Biogas Substantial Completion. The following are the conditions precedent for Biogas Substantial Completion:

The Plant has been constructed, successfully tested and commissioned such that: (i) the Plant (A) is operating within all the specified parameters in the Construction Documents (other than gas generation requirements), (B) has achieved Mechanical Completion, (C) has all Permits and Related Rights required for Commercial Operation and (D) is operating and generating the Minimum Gas Amount as evidenced by Successful Completion of the applicable Performance Tests; (Biogas Substantial Completion shall not occur until a Certificate of Biogas Substantial Completion has been executed by all appropriate parties, including Lender’s Engineer);

12.7.2	Biogas Substantial Completion Certificate. When Contractor believes Biogas Substantial Completion has occurred, Contractor may execute and submit to Principal a Certificate of Biogas Substantial Completion in the form attached as Annex 13C. Within 10 Working Days thereafter, the Contractor and Principal will meet to conduct a technical inspection of the Plant to evaluate whether Biogas Substantial Completion of the Plant has been achieved. Within 10 Working Days of any such inspection, Principal shall: (a) reject the certificate if all conditions to Biogas Substantial Completion have not been achieved and provide written notice to Contractor of all unfinished or deficient Work which must be completed as a precondition to the Plant achieving Biogas Substantial Completion; or (b) issue the applicable Certificate of Biogas Substantial Completion executed by both Principal and Lender’s Engineer, stating the date on which the Biogas Plant ownership is transferred to the Principal and the Substantial Completion has occurred. Where the Contractor’s submission of a certificate is rejected by the Principal or Lender, Contractor will use its best efforts to remedy, repair and/or complete all incomplete Work needed for the Plant to achieve Biogas Substantial Completion as soon as practicable and inform Principal when Contractor believes the deficiencies have been corrected, at which time the foregoing procedure will be repeated until the Certificate of Biogas Substantial Completion is executed by both Principal and Lender.
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12.8	Conditions to Substantial Completion. The following are the conditions precedent for Substantial Completion:
a.	The Plant has been constructed, successfully tested and commissioned such that, among other things:
1.	the Plant (i) has achieved Biogas Substantial Completion and (ii) is operating and generating the specified output pursuant to the Construction Documents and is supplying upgraded Biogas to the Gas Purchaser in full accordance with the GOA, including satisfaction of the requirements of Commercial Operation;
2.	A successful operational performance test of the Plant for its intended use has been completed demonstrating that Plant performance criteria of upgraded biogas generation and emission levels have been met and are satisfactory;
3.	the Work has been performed in accordance with this Agreement and the Plant as a whole is capable of being operated in a safe and proper manner;
4.	all civil works are complete and meet the requirements of this Agreement except for those civil works (if any), which are required to be performed after Substantial Completion to the extent that the same are Punch List Items;
5.	the Performance Test as defined in Annex 18 has been Successfully Completed;
6.	Contractor has obtained, and Principal has received copies of, all Permits and Related Rights necessary for the commencement and ongoing operation of the Plant in a safe, efficient, and reliable manner and otherwise in accordance with Applicable Law and otherwise required to be obtained by Contractor hereunder as of such time, such Permits and Related Rights are in full force and effect, and Contractor shall have completed all requirements under each such Permit and Related Right required to be completed as of such time; and
7.	Contractor has procured and submitted to the Principal the Performance Bond set forth in Annex 12 hereto issued by a reputable bonding company authorized to do business in the jurisdiction in which the Plant is located covering the warranty period specified under Article 14 below.
8.	A Certificate of Substantial Completion in the form attached as Annex 13D has been executed by Contractor and countersigned by Principal and Lender’s Engineer.
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b.	Substantial Completion Certificate. When Contractor believes Substantial Completion has occurred, Contractor may execute and submit to Principal a Certificate of Substantial Completion in the form attached as Annex 13D. Within 10 Working Days thereafter, the Contractor and Principal will meet to conduct a technical inspection of the Plant to evaluate whether Substantial Completion of the Plant has been achieved. Within 10 Working Days of any such inspection, Principal shall: (a) reject the certificate if all conditions to Substantial Completion have not been achieved and provide written notice to Contractor of all unfinished or deficient Work which must be completed as a precondition to the Plant achieving Substantial Completion; or (b) issue the applicable Certificate of Substantial Completion executed by both Principal and Lender’s Engineer, stating the date on which the Plant’s equipment ownership is transferred to the Principal and the Substantial Completion has occurred. Where the Contractor’s submission of a certificate is rejected by the Principal or Lender, Contractor will use its best efforts to remedy, repair and/or complete all incomplete Work needed for the Plant to achieve Substantial Completion no later than the Substantial Completion Guaranteed Date and inform Principal when Contractor believes the deficiencies have been corrected, at which time the foregoing procedure will be repeated until the Certificate of Substantial Completion is executed by both Principal and Lender. All unfinished or deficient Work in the Plant, which is not required for Substantial Completion but is required for Final Completion, will then be recorded in a Punch List Items report, which will be prepared by Contractor and signed by both the Contractor and the Principal (the “PLI Report”). The PLI Report will also include an estimated value for each deficient item or unfinished Work and the expected date of repair or delivery. The Principal has the right to refuse to sign the PLI Report if in its reasonable discretion the PLI Report is incomplete, erroneous or contains items, which are required for Substantial Completion. Any failure of Principal to sign the PLI Report shall not relieve Contractor of its obligation to effect a prompt remedy and repair of any item necessary for Substantial Completion.
c.	Delay Liquidated Damages. Contractor agrees that if Substantial Completion is not achieved by the Substantial Completion Guaranteed Date (as extended due to Events of Force Majeure or acts or omissions of Principal, or entities or individuals under Principal’s control, in violation of express obligations in this Agreement (including Principal’s failure to provide the Plant with Sufficient Substrates or Sustrates of Quality), then Contractor shall pay Delay Liquidated Damages for each day that Contractor fails to achieve Substantial Completion. Delay Liquidated Damages together with the Performance Bond described in Articles 1 and 10.7 are the Principal’s remedies to be compensated for delays and lack of performace, unless there is fraudulent or willful misconduct on the part of Contractor.
12.9	Final Completion
12.9.1	Conditions to Final Completion. Final Completion shall be deemed to have occurred only if all of the following conditions shall have occurred:
(a)	Substantial Completion has occurred;
(b)	the Plant is capable of Commercial Operation
(c)	all Punch List Items have been completed, or Contractor shall have paid Principal in accordance with Article 14.8 for Principal’s correction or remediation of such items;
(d)	all warranties, design materials, operation and maintenance manuals, schematics, spare parts lists, design and engineering documents, performance testing data, “as-built” drawings and surveys, and such other items as are required by the Construction Documents and the Service, Operation and Maintenance Agreement have been delivered to Principal;
(e)	Principal has received from Contractor reasonably satisfactory evidence that all payrolls, bills, and other costs and expenses relating to the work performed under the Construction Documents have been paid or otherwise satisfied (including lien waivers and releases, from every Subcontractor and every other Person who provided labor, material, equipment or supplies for the work or the Plant);
(f)	Contractor shall have paid all Delay Liquidated Damages, if any, due and payable pursuant to Article 12.8.c;
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(g)	Each of the following shall have occurred: (i) Subcontractors’ personnel shall have left the Site, (ii) all surplus materials, waste materials, hazardous materials (for which Contractor is responsible), rubbish, Contractor equipment and temporary work, other than those to which Principal holds title, shall have been removed from the Site, (iii) any temporary structures on the Site built by or on behalf of the Contractor or its Subcontractors shall have been torn down and removed, (iv) the area disturbed by the Work shall have been re-graded and restored as required by the Permits and Related Rights and (v) any permanent facilities used by Contractor and the Site shall have been restored to the same condition that such permanent facilities and the Site were in on the Full Notice to Proceed Date, ordinary wear and tear excepted;
(h)	Principal shall have received and accepted all items, materials and services to be provided or performed by Contractor in relation to the Plant;
(i)	Contractor shall have delivered an executed Conditional Waiver and Release from Contractor, Conditional Waiver and Releases from all Subcontractors who are to be paid with proceeds of such Final Payment and Unconditional Waiver and Release from all other Subcontractors, in each case, in the form of Annex 20 hereto;
(j)	To the extent any Permit or Related Right is required to be “closed out” or is subject to a similar process by the applicable governmental authority, Contractor has satisfied all such requirements for each Permit or Related Right that is the responsibility of Contractor;
(k)	All other duties and obligations of Contractor and Subcontractors under this Agreement have been fully performed;
(l)	A Certificate of Final Completion in the form attached as Annex 13A has been executed by Contractor and countersigned by Principal and Lender’s Engineer;
(m)	all other requirements in this Agreement with respect to completion of the Plant have been satisfied.
12.10	Final Completion Certificate. When Contractor believes Final Completion has occurred, Contractor may execute and submit to Principal a Certificate of Final Completion. After receipt of the Contractor’s submission of such a certificate, the Principal shall, within ten (10) Working Days after the receipt of the same: (a) reject the certificate, giving reasons and specifying the work required to be done by the Contractor; or (b) issue the applicable certificate executed by both Principal and Lender’s Engineer, stating the date on which Final Completion has occurred. Where the Contractor’s submission of a certificate is rejected by the Principal in accordance with the foregoing, Contractor shall not re-submit a certificate until the deficiencies are remedied. If Final Completion does not occur by the Final Completion Guaranteed Date, the Principal shall be entitled to engage one or more third parties to perform any work or repairs required to cause the Plant to achieve Final Completion, and any costs to be incurred thereby shall be paid for by Contractor or deducted from what is owed to Contractor.
12.10	Risk and loss for Damages
12.10.1	Care, Custody and Control. Until the Substantial Completion Date, Contractor shall have care, custody and control of the Plant, except as otherwise expressly provided in this Agreement. In event this Agreement is terminated, Principal shall have care, custody and control of the Plant.
12.10.2	Risk of Loss. Until the Substantial Completion Date (except to the extent otherwise provided herein upon the earlier termination of this Agreement), and subject to the provisions of this Article 12, Contractor assumes risk of loss, and full responsibility, for the cost of replacing or repairing any damage to the Work related thereto and assumes risk of loss, and full responsibility, for the cost of replacing or repairing any damage to, any maintenance equipment (including temporary materials, equipment and supplies) which is purchased by Contractor for permanent installation in, or for use during the construction of the Work as it relates to the Plant. It is however agreed that damages to the Work caused by Principal and/or its employees, partners, owners or agents shall not fall within Contractor’s liability.
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12.10.3	Risk of Loss After Substantial Completion. Principal shall bear the risk of loss for, and full responsibility for, the cost of replacing or repairing any damage to the Plant from and including the Substantial Completion Date or the earlier termination of this Agreement.
12.11	Warranties. Warranties required by this Agreement shall commence on the Substantial Completion Date unless a different date of commencement is expressly stated in this Agreement for a particular piece of equipment in the Plant or a portion of the Plant.
13.	WARRANTIES
13.1	Contractor warrants to the Principal that the materials and\or components used in the construction of the Plant shall be of good quality and new unless this Agreement requires or permits otherwise. Contractor further warrants that the Work will conform to the requirements of this Agreement and shall be free of any design, manufacturing or other defect whatsoever in material or workmanship. Work, materials, or components not conforming to these requirements may be considered defective. Except as otherwise indicated in this Article 14, such warranties will remain in full force and effect for a period of one year from the Substantial Completion Date.
13.2	Subject to Article14.4 below the Contractor, as of Substantial Completion Date and for the period set forth below with respect to each item below (the “Warranty Period”), Contractor shall repair at Contractor’s expense any damage, defect and\or fault in material or workmanship as contemplated in Article 14.1 above (“Damage”):
13.2.1	Flame-swept parts of the Plant: two (2) years from the Commissioning Date.
13.2.2	Machine and electro-technical parts of the Plant: two (2) years from the Commissioning Date.
13.2.3	Concrete parts of the Plant – 10 years from the Start-Up Notice, provided that the Principal will carry out an inspection and maintenance the inner coating of digesters as instructed in writing by the Contractor every five (5) years.
13.3	The Contractor’s liability shall cease in respect of each part of the Plant specified in Articles 14.2.1 - 14.2.4 after the expiration of the relevant warranty period specified in such clauses.
13.4	The warranty does not include materials used or consumed in the ordinary course of business and natural wear and tear and the Principal shall be responsible for the provision of and cost of any such consumables.
13.5	The warranties contained in Article14.2 are subject to and expressly conditioned upon strict compliance with the following conditions:
13.5.1	The input substrates used for the operation of the Plant must be within the Deviation List as detailed under Annex 14 and as described in Article 11.6, Annex 2 and Annex 6. If the Contractor requests, the Principal will send the Contractor a sample from the input substrates in order to perform a laboratory analysis. A refusal of the Principal to provide the Contractor with such samples permits the Contractor to terminate or void all relevant warranties.
13.5.2	Machinery breakdowns and shutdowns must be recorded by the Principal according to their type and scope, and be immediately reported to the Contractor as soon as reasonably practicable following applicable breakdown and\or shutdown of the Plant.
13.5.3	The Contractor must be granted access to the Plant and to Plant data in order to control the Plant’s proper operation and to make the necessary repairs. Any delays and/or avoidance in such access due to the Principal will absolve the Contractor from any responsibility to repair the damages or from resultant damages until such access is granted.
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13.5.4	The warranty shall not include immaterial deviations in the construction of the Plant, immaterial impairment of use, and natural wear and tear. Variations, changes and tolerances within the framework of the ANSI or DIN standards or standards superseding them shall be seen as insignificant variations.
13.6	The Principal shall issue a Defect Notice to the Contractor as soon as reasonably practicable after the Principal becomes aware of any defect, default or malfunction in the Plant.
13.7	The Contractor is obliged to respond to any Defect Notice received during the relevant warranty period within two (2) Working Days of receipt thereof. The Contractor shall provide the Principal with a provisional solution enabling the ongoing operation of the Plant and its components, including the Gas Upgrade System, and shall remedy such defects, defaults and malfunctions as soon as technically and commercially possible, but, in any event, no later than 30 days, unless ordered parts are longer lead than 30 days. In this case, the Contractor needs to show that parts have been ordered within reasonable time (can take longer than 2 days if design work is necessary) .
13.8	If the Contractor has not corrected defects and shortcomings in the Plant within the terms stated in Article 14.7 above, the Principal shall be entitled to employ another contractor to correct such defects and shortcomings and to recover the reasonable cost from the Contractor unless the Contractor’s failure to repair such defects and shortcomings is due to an Event of Force Majeure or any act, omission, written instruction or material act of prevention by the Principal in which case the period within which the Contractor is obliged to rectify any defect or shortcoming in accordance with Article14.7 shall be extended by a period equivalent to the length of the Event of Force Majeure or the length of time which the Principal prevents the Contractor from rectifying such defect or shortcoming. In the event that both Principal and Contractor pre-agree, it is also possible to remedy this defect by making a commercial agreement.
13.9	Limitation of warranties

The Parties agree that:

(i)	the Contractor’s liability under this Agreement shall not exceed the Contract Price.
(ii)	Except as otherwise provided herein and in respect of Delay Liquidated Damages, Contractor shall not be liable for any special, indirect, incidental, consequential, punitive or exemplary damages regardless of the theory of recovery.
(iii)	warranties in this Agreement are exclusive and Contractor disclaims all other warranties of any kind, whether statutory, express, or implied. The remedies in this Agreement are the exclusive remedies of Principal for any failure by Contractor to comply with its warranty obligations in this Agreement, provided however that nothing herein shall abrogate any obligation of the Contractor pursuant to the Service, Maintenance and Operation Agreement or the Performance Guarantee Agreement.
14.	PARTIES’ LIABILITY
14.1	Each Party shall have full responsibility for, and agrees to indemnify and hold the other Party and any of its affiliates, their officers, directors, partners, agents, employees, successors and assigns (collectively, the “Indemnitees”) harmless from, any and all liabilities, claims, losses, costs, expenses, demands, suits, actions or damages, including without limitation, damage to any third party or loss of third party property, attorney fees and other litigation expenses, incurred by the Indemnitees or any of them as a result of act and/or omission by such Party, any of its affiliates, officers, directors, partners, agents, employees, subcontractors, successors and assigns (in this Section, collectively, “Agents”), which constitutes a breach of its undertakings hereunder and/or the provisions of any Applicable Law or arising from injury or damage caused by such Party or its Agents to persons or property, in connection with such Party’s or its Agents’ performance hereunder, including without limitation injury or damage arising as a result of any malfunction or defect in the Delivered Objects, or arising as a result of any action or proceeding based on a claim that the Work (or any part thereof) infringe any third party’s Intellectual Property Rights. The aforementioned indemnification undertakings shall not apply in the event the liabilities, claims, losses, costs, expenses, demands, suits, actions or damages with respect to which indemnification is sought, arises out of non-intentional act of the Principal or the Contractor or anyone acting on their behalf.
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14.2	Principal shall indemnify and hold Contractor Indemnitees harmless from, any and all liabilities, claims, losses, costs, expenses, demands, suits, actions or damages, attorney fees and other litigation expenses, incurred by the Indemnitees or any of them as a result of any environmental liability arising out of the condition of the Site before the Starting Date of Construction.
14.3	It is agreed that in the event of claim against either Party, the indemnifying Party shall have the right to select legal counsel and control the defense and settlement of any third party claim that is covered by the indemnity in this Article 15.
15.	PRINCIPAL’S LIABILITY

The Principal shall compensate the Contractor for the following additional expenses incurred by Contractor:

15.1	Additional expenses resulting from Changes in the Work to the extent reflected pursuant to a Change Order in accordance with Article 9 above;
15.2	Additional expenses incurred by Contractor that directly result from a delay in the Contractor’s performance caused by the Principal.
16.	INTELLECTUAL PROPERTY RIGHTS
16.1	Upon full payment of the Works, The Contractor grants to the Principal a paid-up, royalty-free, non-exclusive project specific license to use, all plans, drawings, specifications, calculations, designs, graphs, sketches, design details, models, computer programs, photocopies, brochures, reports, notes of meetings, codes, data, documents and other written or recorded material produced by or on behalf of the Contractor in connection only with the Work (whether in existence or to be made) and all amendments to them and any works, designs or inventions of the Contractor incorporated or referred to in them for all purposes relating to the Work or the Site, including the construction, completion, repair, maintenance, use and advertisement of the Work. For the avoidance of doubt, such license may be assigned to the Lender without the prior written consent of the Contractor. The Contractor shall not be liable for the use of any of the documents or other materials referred to in this Article 18.1 for any purpose other than that for which they were prepared; for the avoidance of doubt, any improvement to the Work (of any kind whatsoever) following the Substantial Completion Date shall be the sole property of the Principal and Contractor shall have no right to such future improvements unless Contractor makes such improvements, in which case Principal’s license shall extend to and include such Contractor-made improvements, as well.
16.2	The Contractor represents and warrants that the Work shall not violate or otherwise infringe on the Intellectual Property Rights of any third party. If either one of the Parties learns of a claim that the Work, or any part thereof, infringes on or otherwise violates the Intellectual Property Rights of a third party, the Party became aware of such possible violation or infringement shall promptly give notice with respect to such claim to the other Party.
16.3	If the Principal’s use of the Work for the purpose of owning and operating the Plant at the Site, or any part thereof, is enjoined due to a claim made by any third party, the Contractor shall either (i) procure for the Principal the right to continue using the affected Work or (ii) replace such Work with a non-infringing item of a similar function or performance. The Contractor shall further indemnify and hold harmless Principal from any and all claims, losses, damages, fees (including reasonable cost of counsel), expenses and other liabilities arising from or relating to such third-party claim.
16.4	The Contractor agrees upon request at any time made by the Principal to give the Principal or any persons authorized by the Principal access to and at the Principal’s expense copies of the material referred to in Article 18.1 and\or which are related to the Plant and\or Work for the sole purpose of owning the Plant and operating it.
16.5	This license only grants the right to the Principal to use the plant, technology and associated material for the purpose to which it was designed and built for and the license does not grant the right to use, market, provide, share the license with any other party.
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17.	CONFIDENTIALITY
17.1	Each Party undertakes to keep in strict confidence any Confidential Information disclosed to any such Party during the negotiations, the permitting process, the construction, the delivery the commissioning or the performance of this Agreement, and neither Party shall disclose Confidential Information to any third party and shall only release the Confidential Information to those of its directors, officers, employees or subcontractors on a “need to know basis” for the purpose of this Agreement only (the “Purpose”). Each receiving Party shall treat Confidential Information with the same degree of care and apply no lesser security measures than it affords to its own confidential information. The receiving Party warrants that these measures provide adequate protection against unauthorized disclosure, copying or use.
17.2	The receiving Party shall make no commercial use of the Confidential Information or use it otherwise than for the Purpose.
17.3	Confidential Information may be disclosed if and to the extent:
17.3.1	it is required by law, by any relevant securities exchange(s), court order or other authority of competent jurisdiction or any regulatory or government authority to which the receiving Party is subject, but in each case only to the extent required and for the purpose of such disclosure;
17.3.2	the receiving Party reasonably considers it necessary to disclose the information to its professional advisers, auditors or bankers for the purpose of this Agreement provided that it does so on terms protecting the information;
17.3.3	the information has entered the public domain through no fault of the receiving Party;
17.3.4	the information was previously disclosed to the receiving Party without any obligation of non-disclosure; or
17.3.5	the disclosing Party has given its consent in writing to such disclosure.
17.3.6	The provision of this clause shall continue to apply notwithstanding the termination of this Agreement and/or the completion of the performance of the Work.
18.	HEALTH AND SAFETY
18.1	The Contractor shall, subject and pursuant to Applicable Law, perform the Work and all its undertakings hereunder having regard to the health and safety of persons involved in the use, construction, occupation, maintenance, repair, modification or demolition of the Work and\or the Plant all with due observance of Annex 11.
19.	FORCE MAJEURE
19.1	Neither of the Parties shall be considered in breach of an obligation under this Agreement or otherwise liable to the other by reason of any delay in performance or non-performance of any of its obligations under this Agreement to the extent and insofar such delay or non-performance is due to an Event of Force Majeure.
19.2	The Party affected by the Event of Force Majeure shall, as soon as possible, notify the other Party in writing of the nature and extent of the Event of Force Majeure. The notice shall set out the circumstances constituting the Event of Force Majeure event, the obligations which are thereby delayed or prevented, and shall include an estimate of the anticipated delay arising from the Event of Force Majeure. The Party affected by the Event of Force Majeure shall take all reasonable steps to alleviate its effects and shall resume performance as soon as reasonably practicable and shall notify the other Party when the Event of Force Majeure has ended.
19.3	In case of an Event of Force Majeure, each Party shall cover its costs caused by the Event of Force Majeure.
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19.4	Within 14 days after the Event of Force Majeure has ceased, the Contractor shall present its claim, if any, for adjustment of the Workflow Plan in accordance with Article 8.4 herein. Any adjustments to the Workflow Plan shall be made with due regard to the delay caused by the Event of Force Majeure.
19.5	Nothing herein shall excuse non-performance of those contractual obligations not affected directly or indirectly by the Event of Force Majeure.
19.6	If a Party is affected by an Event of Force Majeure and the written notice in relation to the Event of Force Majeure has not been withdrawn within 120 Days, either Party may terminate this Agreement by serving written notice on the other. The service of such notice shall be without prejudice to any rights or obligations, which have accrued prior to termination.
20.	VALIDITY & TERMINATION OF AGREEMENT
20.1	The Principal may terminate this Agreement if not all the Permits and Related Rights have been obtained by four months from the Effective Date provided that such a termination was done before the date of Full Notice to Proceed. In such case the Principal shall pay to the Contractor that portion of the Contract Price which is fairly and reasonably attributed to the services and Work that the Contractor has performed pursuant to this Agreement up to the date of such termination.
20.2	The Principal may terminate this Agreement before its expiry in the event any one of the following circumstances arises:
20.2.1	the Contractor becomes bankrupt or insolvent, goes into liquidation, has a receiving or administration order made against it,or carries on business under a receiver, trustee or manager for the benefit of its creditors, or if any act is done or event occurs which (under Applicable Law) has a similar effect to any of these acts or events; the Contractor loses its individual license or permit necessary for performing the Work and such lost of permit or license could not be retrieved within a period of 30 days following the date it was lost or expired;
20.2.2.	the Contractor is at fault by gross negligence or breach provisions of this Agreement in relation to work quality or safety regulations and the fault has not been remedied within five (5) Working Days of a written demand from the Principal;
20.2.3	the Contractor substantially violates the terms of this Agreement and has not ceased this violation and remedied the consequences thereof within four (4) weeks of a written demand from the Principal; and
20.3	The Contractor may terminate this Agreement before its expiry in the event any one of the following circumstances arises:
20.3.1	the Principal becomes bankrupt or insolvent, goes into liquidation, has a receiving or administration order made against it or carries on business under a receiver, trustee or manager for the benefit of its creditors, or if any act is done or event occurs which (under Applicable Law) has a similar effect to any of these acts or events;
20.3.2	the Principal substantially violates terms of this Agreement and has not ceased this violation and remedied the consequences thereof within four (4) weeks of a written demand from the Contractor;
20.3.3	the Principal fails to reimburse the Contractor in accordance with Article 2.4.2 of this Agreement;
20.3.4	the Principal does not pay Contractor any amount due under this Agreement within 30 days after receiving Contractor’s written demand for payment.
20.4	Termination of this Agreement due to any reasons must be notified to the other Party by giving proper reasons and substantiated by all relevant documents.
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20.5	As soon as practicable after the notice under Article 20.3 has taken effect, the Parties shall determine the value of the Work that have been executed by the Contractor prior to the notice of termination, the value of the Delivered Objects or the works performed by the Contractor, and the financial obligations the Contractor has been entered into which could not be terminated and the value of the materials and equipment for which the Principal has made payment.
20.6	In the event that this Agreement is terminated due to any of the reasons mentioned herein (save under Article 20.1 and 20.2), the Principal shall pay to the Contractor for performed work, including any reasonable committed costs that are related to the state of the Work as of the date of termination less any amount which the Principal has already paid to the Contractor in consideration of the Contractor undertaking the Work pursuant to this Agreement.
21.	FINANCE

Contractor acknowledges its consent to cooperate with the Principal or any person on its behalf, with respect to the following, to the extent reasonably required for the purpose of allowing the Principal to obtain debt finance with respect to the construction of the Plant: (i) assignment and/or pledge of Principal’s rights hereunder, or any of them to any finance provider or any trustee or agent of any financer as collateral security, (ii) rendering any information with respect to the Work, to the financing parties and otherwise fully and promptly reasonably co-operate with the financing parties, (iii) providing assistance to the financing parties which they may reasonably require in order to evaluate the Plant, the Work, this Agreement and all other matters related to the Plant. The Contractor shall execute and deliver to such financer any consents and/or other documents and/or any changes to this Agreement reasonably requested by such financer. Any additional costs resulting from this request will result in a reasonable change of contract price and could cause a project delay and may require an extention to the liquidated damages schedule.

22.	INDEPENDENT CONTRACTOR

The Contractor is acting in the performance of this Agreement as an independent Contractor, and there shall be no employer-employee relationship between him and/or his employees and the Principal. The Contractor shall not be deemed an agent of the Principal and shall not act on the Principal’s behalf and shall not make the Principal liable for its acts or omissions.

23.	ASSIGNMENT OF RIGHTS

Except to or at the direction of the Lender, to or at the direction of any party purchasing or benefiting from the investment tax credit applicable to the Plant or any party purchasing the Plant and as set forth in this Article 23, this Agreement may be assigned only with the prior written consent of the other Party which consent shall not be unreasonably withheld. The Principal may collaterally assign and/or pledge this Agreement and any rights or obligations thereunder to any finance provider or any trustee or agent of any financer as collateral security; the Contractor shall execute and deliver to such financer any consents and/or other documents and/or any changes to this Agreement reasonably requested by such financer. Any additional costs resulting from any such action will result in a reasonable change of contract price and could cause a project delay and may require an extention to the liquidated damages schedule.

Notwithstanding the foregoing, Principal may, without prior consent, assign its rights hereunder to a lender and/or trustee acting on behalf of a lender, or any financing entity, which acquires a security interest in Principal or the Plant (collectively, the “Security Lenders”) in connection with any financing involving the Plant. In the event of an assignment of Principal’s rights hereunder to any Security Lenders, Contractor shall take such further actions and execute such documents as are reasonably requested by such Security Lenders to effectuate such assignment including, without limitation, a consent agreement containing customary terms and conditions in the form attached hereto as Annex 20. Such customary terms and conditions shall include, but not be limited to, provisions related to extended notice and cure periods to be provided to the Security Lenders; consent, inspection and other rights for the benefit of the Security Lenders; and other terms and accommodations to Security Lenders as are customary for non-recourse project financings. Solely with respect to any Security Lender which acquires a security interest in Principal or this Agreement, and provided Contractor has received written notice from Principal of such interest and request, Contractor shall give written notice to such Security Lender of any default or event of default by Principal under this Agreement.

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Each of the Parties will have the right to assign in full or in part its rights under this Agreement to a wholly owned subsidiary owned by it with the prior written consent of the other Party, which consent will not be unreasonably withheld.

24.	CHANGES TO THE AGREEMENT

Changes, amendments and corrections to this Agreement shall be made in writing and signed by both Parties.

25.	SEVERABILITY
25.1	Should any provision in this Agreement be found by any court or competent authority to be invalid, unlawful or unenforceable in any jurisdiction that provision shall be deemed not to be a part of this Agreement and it shall not affect the enforceability of the remainder of this Agreement nor shall it affect the validity, lawfulness or enforceability of that provision in any other jurisdiction.
25.2	The Parties agree furthermore to replace an invalid provision by one, which most closely approximates the invalid provision in a legally permissible way.
26.	ENTIRE AGREEMENT
26.1	This Agreement, its annexes and schedules sets out the entire agreement and understanding between the Parties and supersedes all prior agreements, understandings or arrangements (whether oral or written) in respect of the subject matter of this Agreement.
26.2	Each Party acknowledges that it has entered into this Agreement in reliance only on the representations, warranties, promises and terms contained in this Agreement, its annexes and schedule and save as expressly set out in this Agreement neither Party shall have any liability in respect of any other representation, warranty or promise made prior to the date of this Agreement unless it was made fraudulently.
27.	CONDITION PRECEDENT (“Opschortende Voorwaarde”)

This Agreement is subject to the satisfaction on or prior to the end of eighteen (18) months after the date of this Agreement (“Long Stop Date”) of signing a Construction Finance Agreement with the Lender in relation to the Plant (“Facility”) (“Condition”).

Fulfilment of conditions precedent

The Principal will use all reasonable efforts to obtain the Facility on or prior to the Long Stop Date and the Contractor will use all reasonable efforts to provide the Principal with such information as is necessary for the Principal to do so.

Termination

If the Condition is not satisfied or waived on or before the Long Stop Date, this Agreement will not constitute rights and obligations and parties shall not have any claim against the other Party under it, save for any claim arising from breach of any obligation contained in Article 27 under “Fulfilment of conditions precedent”.

28.	NOTICE

All notices, consents, waivers and other communications in connection with this Agreement must be in writing in English and delivered by hand or sent by registered mail, express courier or e-mail to the appropriate addresses set out below, or to such addresses as a Party may give notice to the other Party from time to time. A notice shall be effective upon receipt and shall be deemed to have been received (i) if delivered by hand, registered mail or express courier, at the time of delivery, or (ii) if delivered by e-mail, at the time of successful transmission.

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29.	ARBITRATION, JURISDICTION, APPLICABLE LAW
29.1	Subject to any provisions of this Agreement, all disputes or claims between the Parties arising out of or related to this Agreement, its subject matter and/or its validity will be decided by binding arbitration which, unless the Parties mutually agree otherwise in writing, shall be administered by the Arbitration Board for the Building (Raad van Arbitrage voor de Bouw).

29.2	This Agreement shall be governed by Netherlands law.

29.3	The language of the arbitration will be English.

THUS this Agreement has been duly executed by the Parties on the day and year first above written

For and on behalf of the Contractor

/s/ Diana Benedek
Anaergia B.V.
By: Diana Benedek
Title: Managing Director
December 5th, 2017
For and on behalf of the Principal
/s/ Roy Amitzur
Blue Sphere Brabant B.V.
By: Roy Amitzur
Title: Director
December 5th, 2017

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